Exhibit 2.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of November 1, 2018, by and among:

(i)  Community Choice Financial Inc., an Ohio corporation (“CCFI”), and certain of its direct and indirect subsidiaries listed on the signature pages hereto (collectively, the “Company” or “Company Parties”  and each, a “Company Party”);

(ii) the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders of the 10.75% Senior Secured Notes due 2019 (the “2019 Notes”) issued pursuant to that certain indenture dated April 29, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “2019 Indenture”) among CCFI, the subsidiary guarantors party thereto, Computershare Trust Company, N.A. and Computershare Trust Company of Canada, together as indenture trustee and Computershare Trust Company, N.A. as collateral agent, together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (collectively, the “Consenting 2019 Noteholders”);

(iii) the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders of the of the 12.75% Senior Secured Notes due 2020 (the “2020 Notes”) issued pursuant to that certain indenture dated July 6, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “2020 Indenture”) among CCFI, the subsidiary guarantors party thereto, Computershare Trust Company, N.A. and Computershare Trust Company of Canada, together as indenture trustee and Computershare Trust Company, N.A. as collateral agent, together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (collectively, the “Consenting 2020 Noteholders”); and

(iv) the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders (the “New Secured Noteholders” and, together with the Consenting 2019 Noteholders and the Consenting 2020 Noteholders, the “Consenting Noteholders”), of the 9.00% Senior Secured Notes due 2020 (the “New Secured Notes” and, together with the 2019 Notes and the 2020 Notes, the “Existing Notes”), issued pursuant to that certain Indenture, dated as of September 6, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “New Notes Indenture”) among Community Choice Financial Holdings, LLC, as guarantor, Community Choice Financial Issuer, LLC, as issuer and Computershare Trust Company, N.A., as Trustee and Collateral Agent, which New Secured Noteholders are acting in their capacity as, or otherwise instructing, the Bondholder Designee (as defined in the New Notes Indenture, the “Bondholder Designee”).

Each of the Company Parties, the Consenting Noteholders, and any subsequent Person that subsequently becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet attached as Exhibit 1 hereto (as may be amended, restated or otherwise modified from time to time as provided in Section 16 of this Agreement, the “Restructuring Term Sheet”).

RECITALS

WHEREAS, the Company’s failure to pay interest on the 2019 Notes and the 2020 Notes on November 1, 2018 constitutes a Default that, if uncured, will ripen into an Event of Default (as such terms are used in the 2019 Indenture and 2020 Indenture, respectively, “Default” and “Event of Default”), and upon the occurrence of any Event of Default, the Collateral Agent under and as defined in the 2019 Indenture and 2020 Indenture has certain default-related remedies;

WHEREAS, the Parties have negotiated in good faith at arm’s length and agreed to undertake a financial restructuring of the Company in accordance with the terms set forth below and in the Restructuring Term Sheet (the “Restructuring”) to be implemented out-of-court through, among other things, a strict foreclosure pursuant to the terms of the Uniform Commercial Code;

WHEREAS, subject to the terms hereof and the Restructuring Term Sheet, each Party desires to enter into certain transactions in furtherance of the Restructuring (the “Restructuring Transactions”);

WHEREAS, as of the date hereof, the Consenting Noteholders hold, or have the contractual right to vote or provide consents with respect to, more than 50% of each of the 2019 Notes, the 2020 Notes and the New Secured Notes, and hence constitute Required Consenting Noteholders (as defined below);

WHEREAS, as of the date hereof, the New Secured Noteholders hold, in the aggregate, a majority of the aggregate outstanding principal amount of the New Secured Notes; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment with respect to the matters discussed hereunder.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.        Definitions.  The following terms used in this Agreement shall have the following definitions:

“AllianzGI” means Allianz Global Investors U.S. LLC and certain funds, vehicles and accounts managed by Allianz Global Investors U.S. LLC.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Claims” means any and all claims (as defined in section 101(5) of the Bankruptcy Code) against the Company and its property, whether or not asserted, including, without limitation, the Notes Claims.

“Effective Date” means the date on which the Restructuring Transactions are consummated.

“Notes Claims” means any and all Claims arising under or in connection with the 2019 Notes, the 2019 Indenture, the 2020 Notes, the 2020 Indenture, the New Secured Notes and/or the New Notes Indenture.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Required Consenting Noteholders” means the Consenting Noteholders holding (or having the contractual right to vote or provide consents with respect to) a majority of the outstanding principal amount of each of the 2019 Notes, 2020 Notes and New Secured Notes.

“RSA Effective Date” means the date first above written.

“VPC Notes” means the 2019 Notes held by VPC Offshore Unleveraged Private Debt Fund, L.P.; VPC Specialty Lending Investments Intermediate, LP; VPC Investor Fund C, LP; VPC Specialty Lending Fund (NE), Ltd.; VPC Investor Fund G-1 LP; and VPC Onshore Specialty Finance Fund II LP.

Section 2.        Restructuring Term Sheet; Exhibits.  The Restructuring Term Sheet, its exhibits, and each of the other exhibits attached hereto are expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein.

Section 3.        Definitive Documents.

3.1       Subject to Section 3.2 of this Agreement, the Restructuring and the Restructuring Transactions will be implemented pursuant to the following definitive documents and agreements (including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, collectively, the “Definitive Documents”):  (a) the Strict Foreclosure Agreement; (b) the documents governing the terms and conditions of the New Secured Notes, including, without limitation, any amendment, modification, or supplement to the New Notes Indenture governing the terms and conditions of the New Secured Notes and any amended, restated, or otherwise modified collateral and security documents creating, evidencing or perfecting the liens on and security interests in the collateral securing the New Secured Notes; (c) the documents governing the terms and conditions of the New PIK Notes, including, without limitation, the indenture governing the terms and conditions of the New PIK Notes and any related registration rights agreement; (d) the documents governing the terms and conditions of the amended and restated New Revolving Credit Facility (the “Amended and Restated Revolving Credit Facility”), including, without limitation, the amended and restated credit agreement governing the terms and conditions of the Amended and Restated Revolving Credit Facility and the loans thereunder and any amended, restated, or otherwise modified collateral and security documents creating, evidencing or perfecting the liens on and security interests in the collateral securing the Amended and Restated Revolving Credit Facility (collectively, the “Amended and Restated Revolver Documents”); (e) organizational and governance documents, including the LLC agreement of Bondholder NewCo; and (f) other documents reasonably necessary or appropriate to implement the Restructuring and the Restructuring Transactions.

3.2       Notwithstanding anything to the contrary herein, each of the Definitive Documents shall be consistent in all material respects with this Agreement and the Restructuring Term Sheet and shall otherwise be in form and substance acceptable to the Company and the Consenting Noteholders in their respective sole discretion (except for the Amended and Restated Revolver Documents, which shall otherwise be in form and substance acceptable to the Company and the Revolver Lenders (acting at the direction of the holders of a majority in principal amount of the New Secured Notes) in their respective sole discretion).

Section 4.        Commitments of the Company Parties.  Commencing on the RSA Effective Date, and for so long as the Termination Date (as defined below) has not occurred with respect to such Company Party, each Company Party, jointly and severally, agrees to:

(a)        use commercially reasonable efforts to support the Restructuring and Restructuring Transactions, as contemplated under this Agreement and the Restructuring Term Sheet;

(b)        use its commercially reasonable efforts to implement and, within five (5) Business Days after the occurrence of an Event of Default and no later than the Outside Date, consummate the Restructuring and Restructuring Transactions, and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring and Restructuring Transactions, as contemplated under this Agreement and the Restructuring Term Sheet;

(c)        negotiate and consult in good faith with the Consenting Noteholders and the Revolver Lenders, as applicable, regarding the terms and conditions of the Definitive Documents, and execute and deliver in a timely manner any documents that may be required to effectuate and consummate the Restructuring and Restructuring Transactions;

(d)        use its commercially reasonable efforts to obtain, file, submit or register any and all required governmental, regulatory and third-party approvals that are necessary or advisable for the Restructuring and Restructuring Transactions;

(e)        not directly or indirectly seek or solicit any discussion regarding the negotiation or formulation of any proposal, offer, dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of such Company Party other than the Restructuring (each, an “Alternative Proposal”), and if it receives any Alternative Proposal, deliver such proposal to the Consenting Noteholders within one (1) Business Day of receipt thereof;

(f)        conduct, and cause its subsidiaries to conduct, their businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with law, and use commercially reasonable efforts to preserve intact their business organization and relationships with third parties and employees;

(g)        pay the Transaction Expenses as set forth in, and in accordance with, Section 10 hereof;

(h)        not (i) offer to sell or seek to sell any material assets, (ii) enter into, terminate, or agree to any material modification of, any material contractual obligations, or (iii) enter into, terminate, or agree to any material modification of, any material settlements, in each case unless the Company obtains the prior written consent of Required Consenting Noteholders;

(i)         to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring or Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; and

(j)         take no action that is inconsistent with, or that is intended or reasonably likely to interfere with, or otherwise delay or impede, the Restructuring or Restructuring Transactions, this Agreement, the Restructuring Term Sheet or any of the Definitive Documents.

Without limiting the Company’s obligations hereunder, until the Termination Date, the Company represents, warrants, and covenants to the Consenting Noteholders that it shall not enter into any other restructuring support agreement related to a partial or total restructuring of the Company’s obligations, unless such agreement is (a) not inconsistent with the terms of the Restructuring, the Restructuring Term Sheet and this Agreement and (b) consented to in writing by Required Consenting Noteholders.

Section 5.        Commitments of the Consenting Noteholders.

5.1       Commencing on the RSA Effective Date, and for so long as the Termination Date has not occurred with respect to such Consenting Noteholder, each Consenting Noteholder, severally and not jointly, agrees to:

(a)        use its commercially reasonable efforts to support the Restructuring and Restructuring Transactions, as contemplated under this Agreement and the Restructuring Term Sheet;

(b)        use its commercially reasonable efforts to implement and, within five (5) Business Days after the occurrence of an Event of Default and no later than the Outside Date, consummate the Restructuring and Restructuring Transactions, and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring and Restructuring Transactions, as contemplated under this Agreement and the Restructuring Term Sheet;

(c)        negotiate and consult in good faith with the Company, the other Consenting Noteholders, and/or the Revolver Lenders, as applicable, regarding the terms and conditions of the Definitive Documents, and execute and deliver in a timely manner any documents that may be required to effectuate and consummate the Restructuring;

(d)        to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring or Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; and

(e)        take no action that is inconsistent with, or that is intended or reasonably likely to interfere with, or otherwise delay or impede, the Restructuring or Restructuring Transactions, this Agreement, the Restructuring Term Sheet or any of the Definitive Documents.

For the avoidance of doubt, the Consenting Noteholders are permitted to accelerate and declare an Event of Default under the Existing Notes for the purpose of effectuating the Restructuring and the Restructuring Transactions.

5.2       Commencing on the RSA Effective Date, and for so long as the Termination Date has not occurred, (i) AllianzGI agrees to use its commercially reasonable efforts (it being understood, however, that commercially reasonable efforts shall not require the expenditures of any funds) to consent to the Restructuring and Restructuring Transactions on behalf of the holders of the VPC Notes, or cause the holders of the VPC Notes to consent to the Restructuring and Restructuring Transactions, which commercially reasonable efforts shall include exercising its contractual rights under its agreements with the holders of the VPC Notes, and (ii) SMH Capital Advisors LLC agrees to use its commercially reasonable efforts to obtain all approvals necessary for it to consent to the Restructuring and Restructuring Transactions on behalf of the existing  beneficial holders of approximately $15.6 million in Existing Notes for which SMH Capital Advisors LLC serves as sub-investment manager appointed by the investment manager for a fund which qualifies as a qualified institutional bondholder under SEC Rule 144A (it being understood, however, that commercially reasonable efforts shall not require the expenditure of any funds).  For the avoidance of doubt, it is understood and acknowledged that SMH Capital Advisors LLC shall incur no liability under this Agreement or be under any obligation hereunder (except to use such commercially reasonable efforts) unless and until it receives such consent from the investment manager.

Section 6.        Representations and Warranties.

6.1       Mutual Representations and Warranties.  Each of the Parties represents and warrants on a several (but not joint) basis to each other Party that the following are true, correct and complete as of the RSA Effective Date (or as of the date a Consenting Noteholder becomes a Party to this Agreement by executing and delivering a Joinder Agreement (as defined below)):

(a)        Organization; Authority.  Such Party, if an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation (as applicable).  Such Party has all requisite corporate, partnership, limited liability company or similar power and authority to execute and deliver this Agreement and perform its obligations under this Agreement, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part.

(b)        Binding Obligation. This Agreement constitutes the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of any court of competent jurisdiction.

(c)        No Restrictions.  The execution, delivery and performance by such Party of this Agreement does not, and will not (i) violate any provision of law applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, or (iii) require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any federal, state or other governmental authority or regulatory body, except such filings and/or approvals as may be necessary or required by the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder (the “Exchange Act”) or any “blue sky” laws.

(d)        No Further Liability.  The execution, delivery and performance of this Agreement by such Party (including the transactions contemplated by the Restructuring Term Sheet) will not result in or give rise to any right of termination or cancellation, or any additional liability under, any agreement, lease, mortgage, license, governmental approval, indenture, instrument or other contract to which it is a party or by which its properties or assets are bound, including as a result of a change of control (under the terms thereof).

6.2       Representations and Warranties of Consenting Noteholders.  Each Consenting Noteholder represents and warrants on a several (but not joint) basis that the following are true, correct, and complete as of the RSA Effective Date (or such later date on which a Consenting Noteholder becomes a Party to this Agreement by executing and delivering a Joinder Agreement):

(a)        Ownership; Control.  Such Consenting Noteholder (i) either (A) is the sole beneficial owner of the principal amount of 2019 Notes, 2020 Notes, and/or the New Secured Notes set forth on its signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Noteholder who becomes a Party after the date hereof), or (B) has sole investment or voting discretion with respect to the principal amount of such Existing Notes set forth on such signature page and has the power and authority to bind the beneficial owner(s) of such Existing Notes to the terms of this Agreement as such terms relate to the Existing Notes, and (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such 2019 Notes, 2020 Notes and/or the New Secured Notes set forth on its signature page (or below its name on the signature page of a Joinder Agreement for any Consenting Noteholder who becomes a Party after the date hereof) and to dispose of, exchange, assign, and Transfer (as defined below) such Existing Notes, including the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)        No Transfers.  Such Consenting Noteholder has made no prior assignment, sale, participation, grant, conveyance, pledge, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any 2019 Notes, 2020 Notes and/or the New Secured Notes as set forth on its signature page, that conflicts with the representations and warranties of such Consenting Noteholder herein or would render such Consenting Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder.

It is understood and agreed that the representations and warranties made by a Consenting Noteholder who is an investment manager of a beneficial owner of Existing Notes are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts and other investment vehicles managed by such investment manager.

6.3       Representations and Warranties of the Company Parties.  Each Company Party represents and warrants that the following are true, correct, and complete as of the RSA Effective Date:

(a)        Each of Company Parties has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports, and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act prior to the RSA Effective Date (collectively, “SEC Filings”), including any amendments thereto, the “Company Reports”).  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)        Each of the Company Parties’ consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 7.        Transfer of Existing Notes.

(a)        Each Consenting Noteholder agrees that, from the RSA Effective Date until the Termination Date with respect to such Consenting Noteholder, it shall not, directly or indirectly, sell, assign, loan, issue, pledge, hypothecate, convey or otherwise transfer or dispose of or grant, issue, or sell any option, right to acquire, voting, participation, or other interest in (each, a “Transfer”) any of its Existing Notes, and any purported Transfer of such Existing Notes shall be null and void and without effect, unless the transferee thereof (the “Transferee”) either (i) is a Consenting Noteholder at the time of such Transfer, or (ii) prior to or concurrently with the effectiveness of such Transfer, agrees in writing, for the benefit of the Parties, to become a Consenting Noteholder hereunder and to be bound by all of the terms of this Agreement applicable to a Consenting Noteholder (including with respect to any and all Existing Notes it already may own or control prior to such Transfer) by executing and delivering a joinder agreement, the form of which is attached hereto as Exhibit 2 (a “Joinder Agreement”), and delivering an executed copy thereof to counsel to each of the Company and the Ad Hoc Group (as defined herein), in accordance with Section 32 hereof, in which event (x) the Transferee shall be deemed to be a Consenting Noteholder hereunder with respect to all Existing Notes held by such Transferee and (y) the transferor Consenting Noteholder shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of such transferred Existing Notes, and the transferor shall have no liability arising from or related to the failure of the Transferee to comply with the terms and conditions of this Agreement.  Any Transfer that does not comply with the foregoing shall be deemed void ab initio and each Party hereto shall have the right to enforce the voiding of such Transfer.

(b)        Notwithstanding anything to the contrary set forth in this Section 7, a Qualified Marketmaker (as defined below) that acquires any Notes Claims from a Consenting Noteholder with the purpose and intent of acting as a Qualified Marketmaker for such Notes Claims shall not be required to execute and deliver a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Notes Claims (by purchase, sale, assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a Consenting Noteholder or a Transferee that executes and delivers a Joinder Agreement in accordance with the terms set forth in the immediately preceding paragraph no later than five (5) Business Days after consummation of the Transfer; provided that, in the event that the Consenting Noteholder is required to fulfill any duty or obligation under this Agreement while such Notes Claims are held by the Qualified Marketmaker, the applicable Consenting Noteholder shall cause the Qualified Marketmaker to be bound by and subject to this Agreement as if such Qualified Marketmaker was a Consenting Noteholder while such Notes Claims are held by the Qualified Marketmaker (but only with respect to such Notes Claims); provided,  further, that such Qualified Marketmaker shall automatically, and without further notice or action, no longer be bound by and subject to this Agreement at such time that the Transferee of such Notes Claims becomes a Consenting Noteholder with respect to such Notes Claims.  To the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in any Notes Claims that the Qualified Marketmaker acquires from a Person who is not a Consenting Noteholder to a Transferee who is not a Consenting Noteholder at the time of such Transfer without the requirement that the Transferee be or become a Consenting Noteholder.  As used herein, “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(c)        This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Existing Notes, and each Consenting Noteholder agrees that if any Consenting Noteholder acquires additional Existing Notes then such Existing Notes shall be subject to this Agreement.

Section 8.        Termination.

8.1       Consenting Noteholder Termination Events.  Any Consenting Noteholder may terminate this Agreement as to itself upon written notice to the Company, delivered in accordance with Section 32 hereof, at any time after the occurrence of any of the following events; provided that this Agreement shall terminate automatically upon the occurrence of the events set forth in clauses 8.1(d) and 8.1(e) below (each of the following, a “Consenting Noteholder Termination Event”):

(a)        the Effective Date shall not have occurred on or before December 3, 2018 (the “Outside Date”);

(b)        the material breach by the Company of any of its undertakings, obligations, representations, warranties or covenants set forth in this Agreement or the Definitive Documents, that remains uncured for five (5) Business Days after the receipt by the Company of written notice of such breach delivered in accordance herewith;

(c)        any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring or Restructuring Transactions;

(d)        without the prior written consent of the Required Consenting Noteholders, any Company Party (i) commences a voluntary case under the Bankruptcy Code, (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any Company Party or the property or assets of any Company Party; or (iii) makes any general assignment for the benefit of its creditors;

(e)        the commencement of an involuntary bankruptcy case against any Company Party under the Bankruptcy Code, if such involuntary case is not dismissed within sixty (60) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary proceeding

(f)        any Company Party directly or indirectly seeks, solicits, proposes or supports an Alternative Proposal or announces its intention to no longer pursue the Restructuring or the Restructuring Transactions; or

(g)        any material term or condition of the Restructuring, Restructuring Transactions or any of the Definitive Documents and any amendment, modification, or supplement thereto is inconsistent in any material respect with the Restructuring Term Sheet or, if not addressed by the Restructuring Term Sheet, is not in form and substance acceptable to the Required Consenting Noteholders, and such event remains uncured for five (5) Business Days after receipt by the Company of written notice thereof.

8.2       Company Termination Events.  The Company may terminate this Agreement upon written notice to the Consenting Noteholders, delivered in accordance with Section 32 hereof, at any time after the occurrence of any of the following events (each, a “Company Termination Event” and together with any Consenting Noteholder Termination Event, a “Termination Event”):

(a)        the Effective Date shall not have occurred on or before the Outside Date;

(b)        the material breach by any of the Consenting Noteholders of any of their undertakings, obligations, representations, warranties or covenants set forth in this Agreement or the Definitive Documents, that remains uncured for five (5) Business Days after the receipt by the breaching Consenting Noteholder of written notice of such breach delivered in accordance herewith; provided, however, that if there is a material breach by a Consenting Noteholder that would allow for termination hereunder, but the non-breaching Consenting Noteholders constitute Required Consenting Noteholders, then this Agreement shall be terminated solely with respect to such breaching Consenting Noteholder but shall otherwise remain in full force and effect and binding upon the Company Parties and the remaining Consenting Noteholders;

(c)        any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring or Restructuring Transactions in a manner that cannot be reasonably remedied in a timely manner by the Company;

(d)        the board of directors, board of managers, or such similar governing body of any Company Party determines, based on the advice of outside counsel, that proceeding with the Restructuring and/or Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties; or

(e)        any material term or condition of the Restructuring, Restructuring Transactions or any of the Definitive Documents and any amendment, modification, or supplement thereto is inconsistent in any material respect with the Restructuring Term Sheet or, if not addressed by the Restructuring Term Sheet, is not in form and substance acceptable to the Company, and such event remains uncured for five (5) Business Days after receipt by the Consenting Noteholders of written notice thereof.

8.3       Automatic Termination.  This Agreement shall terminate automatically without any further action or notice upon the consummation of the Restructuring.

8.4       Mutual Termination.  This Agreement may be terminated at any time by the mutual written agreement of the Company and the Required Consenting Noteholders.

8.5       Effect of Termination.

(a)        The date on which termination of this Agreement is effective in accordance with this Section 8 shall be referred to as the “Termination Date,” and the provisions of this Agreement and the Restructuring Term Sheet as to such Party shall terminate on the Termination Date, except as otherwise provided in Section 15.  If any (i) Company Party or (ii) Consenting Noteholder without which the non-terminating Consenting Noteholders would no longer constitute Required Consenting Noteholders, terminates this Agreement, then this Agreement shall terminate in its entirety, except as otherwise provided in Section 15.  If any Consenting Noteholder terminates this Agreement as to itself as set forth in Section 8.1, this Agreement shall not terminate as to any other Party if the remaining Consenting Noteholders constitute Required Consenting Noteholders.

(b)        Upon the Termination Date as to a Party, except as otherwise provided herein or the Restructuring Term Sheet, (i) this Agreement shall forthwith become void and of no further force or effect with respect to such Party, (ii) such Party shall be immediately released from its commitments, obligations, undertakings and agreements under or related to this Agreement and have no further rights, benefits or privileges hereunder, (iii) there shall be no liability or obligation on the part of such Party under this Agreement, and (iv) such Party shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the 2019 Indenture, the 2020 Indenture, and the New Notes Indenture whether with respect to the Restructuring or otherwise, and no such rights or remedies shall be deemed waived pursuant to a claim of laches, estoppel or otherwise; provided, that in no event shall any such termination relieve a Party from (A) liability for its breach or non-performance of its obligations hereunder prior to the Termination Date with respect to such Party and (B) obligations under this Agreement which by their terms expressly survive termination of this Agreement.

(c)        Notwithstanding anything to the contrary contained herein, in no event shall any Party be entitled to terminate this Agreement if such Party is in material breach hereof or if such Party’s failure to perform or comply with this Agreement caused or resulted in the occurrence of one or more Termination Events described herein.

(d)        Notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 16 hereof, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver.

Section 9.        Effectiveness.

This Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto and shall become effective and binding on all Parties on the RSA Effective Date; provided,  however, that signature pages executed by Consenting Noteholders shall be delivered to (a) other Consenting Noteholders in a redacted form that removes the details of such Consenting Noteholders’ holdings and (b) the Company, the advisers to the Company and the advisers to the Consenting Noteholders in an unredacted form provided, that the Company, the advisers to the Company and the advisers to the Consenting Noteholders shall not disclose the unredacted signature pages publicly or to anyone, including any Consenting Noteholder.

Section 10.      Transaction Expenses.

(a)        Whether or not the Restructuring Transactions are consummated and, in each case, unless otherwise ordered by a court of competent jurisdiction, subject to the terms of the applicable engagement letter, the Company hereby agrees to pay in cash the Transaction Expenses (as defined below) as follows:  (i) to the extent such Transaction Expenses are timely provided on the RSA Effective Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the RSA Effective Date shall be paid on the RSA Effective Date, (ii) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall be paid promptly (but in any event within five (5) Business Days) against receipt of reasonably detailed invoices (which may be redacted for privilege), and (iii) on the date of consummation of the Restructuring, all accrued and unpaid Transaction Expenses incurred up to (and including) such date shall be paid on such date against receipt of reasonably detailed invoices (which may be redacted for privilege).  As used in this Agreement, “Transaction Expenses” means all reasonable and documented fees, costs and expenses of (a) the ad hoc committee of Consenting Noteholders (the “Ad Hoc Group”), including, the reasonable, documented fees, charges and expenses of any counsel retained by the Ad Hoc Group, including, without limitation, Latham & Watkins LLP, as counsel to the Ad Hoc Group, (b) Brown Rudnick LLP, as counsel to SMH Capital Advisors LLC, (c) the Collateral Agent, (d) the Indenture Trustee under and as defined in the 2019 Indenture, 2020 Indenture and New Notes Indenture, and (e) the Bondholder Designee, in connection with the evaluation, negotiation and consummation of the Restructuring, including this Agreement, the Restructuring Term Sheet, any of the Definitive Documents and the Restructuring Transactions.

(b)        Except as otherwise provided in the 2019 Indenture, 2020 Indenture, New Notes Indenture, or in the Notes Documents (as defined in each) or any other agreement to which any Company Party is a party, the Company shall not be responsible for any Transaction Expenses incurred after the termination of this Agreement; provided that the Company’s obligation to pay Transaction Expenses incurred on or before the termination of this Agreement as set forth in this Section 10 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated.  The Company hereby acknowledges and agrees that the Consenting Noteholders have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement, the Restructuring Term Sheet and the negotiation of the Restructuring, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve the Company, and that the Consenting Noteholders have made a substantial contribution to the Company.

Section 11.      Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief, including reasonable attorneys’ fees, costs and expenses, as a remedy of any such breach without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity; provided,  however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

Section 12.      Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several, not joint.  It is understood and agreed that no Party has any duty of trust or confidence in any kind or form with any Party, and, except as expressly provided in this Agreement, there are no commitments among or between them.

Section 13.      Entire Agreement; Prior Negotiations.

This Agreement, including the Restructuring Term Sheet and the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agree ments (oral or written), negotiations, and documents between and among the Parties (and their respective advisors) with respect to the subject matter hereof and thereof, except for any confidentiality agreements heretofore executed between or among any of the Parties, which shall continue in full force and effect subject to the terms thereof.

Section 14.      Conflicts.

To the extent this Agreement is silent as to a particular matter set forth in the Restructuring Term Sheet, such matter shall be governed by the terms and conditions set forth in the Restructuring Term Sheet.  In the event of any conflict among the terms and provisions of (i) the Restructuring Term Sheet and (ii) this Agreement, the terms and conditions of the Restructuring Term Sheet shall control.  Notwithstanding the foregoing, nothing contained in this Section 14 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

Section 15.      Survival.

Notwithstanding the termination of this Agreement pursuant to Section 8 hereof, the acknowledgements, agreements and obligations of the Parties in Section 10 (to the extent provided therein), and Sections 11 through 33 hereof, and the proviso in Section 8.5(b), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof;

Section 16.      Amendments and Waivers.

This Agreement (including the Restructuring Term Sheet and the other exhibits attached thereto) may not be modified, amended, supplemented or waived without the prior written consent of the Company and the Required Consenting Noteholders; provided,  however, that (a) any modification of, or amendment or supplement to this Section 16 shall require the written consent of all of the Parties, and (b) if any such amendment, supplement, modification or waiver would adversely affect any of the rights or obligations (as applicable) of any Consenting Noteholder set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of any other similarly situated Consenting Noteholder set forth in this Agreement (other than in proportion to the amount of Existing Notes held by such Consenting Noteholder), such amendment, modification, waiver or supplement shall also require the written consent of such affected Consenting Noteholder (it being understood that in determining whether consent of any Consenting Noteholder is required pursuant to this clause (b), no personal circumstances of such Consenting Noteholder shall be considered).  No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

Section 17.      Independent Analysis.

Each Party hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate.

Section 18.      GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 19.      WAIVER OF JURY TRIAL.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RESTRUCTURING OR THE RESTRUCTURING TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 20.      Consent to Jurisdiction.

Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in a federal or state court sitting in the State of New York (the “Chosen Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement, the Restructuring or the Restructuring Transactions.  Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the Chosen Courts other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any Chosen Courts.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement, the Restructuring or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 21.      No Solicitation.

Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act and the Exchange Act.  Each Consenting Noteholder (and any accounts or beneficial owners for whom they act) acknowledges, agrees and represents to the other Parties that it (i) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (ii) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, (iii) understands that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring or Restructuring Transactions, such securities have not been registered under the Securities Act and that such securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Noteholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available and (iv) has such knowledge and experience in financial and business matters that such Consenting Noteholder is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Restructuring or the Restructuring Transactions and understands and is able to bear any economic risks with such investment.

Section 22.      Third-Party Beneficiary.

The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and no third-party beneficiary rights are conferred upon any other Person hereunder.

Section 23.      Successors and Assigns; Severability.

This Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, permitted assigns, heirs, executors, administrators and representatives.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a reasonably acceptable manner, such that the Restructuring and the Restructuring Transactions are consummated as originally contemplated to the greatest extent possible.

Section 24.      Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement and executed counterparty signature pages hereto may be delivered by electronic mail (in “.pdf” or “.tif” format), facsimile or other electronic imaging means, which shall be deemed to be an original for the purposes of this Agreement.

Section 25.      Headings.

The section headings, paragraphs and subsections of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not affect the interpretation of this Agreement.

Section 26.      No Waiver of Participation and Preservation of Rights.

Except as provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including, but not limited to, its claims against any other Party and any liens or security interests it may have in any assets of the Company.  Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Restructuring), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to Section 8 and Section 11 in the case of any claim for breach of this Agreement arising prior to termination.

Section 27.      Consideration.

The Parties hereby acknowledge that no consideration, other than that specifically described herein and in the Restructuring Term Sheet and the Definitive Documents (if and when agreed) shall be due or paid to any Person for its agreement to support and take actions to effectuate the Restructuring or the Restructuring Transactions in accordance with the terms and conditions of this Agreement, the Restructuring Term Sheet and the Definitive Documents.

Section 28.      Reasonable and Documented Attorney’s Fees

After the Effective Date, the Company hereby agrees to advance or reimburse the reasonable and documented attorney’s fees incurred by a Consenting Noteholder in connection with litigation that (i) arises as a result of such Consenting Noteholder’s execution of this Agreement and/or performance of the Restructuring Transactions contemplated herein or in the Restructuring Term Sheet, and (ii) is commenced by a holder(s) of Existing Notes who is not a party to this Agreement.

Section 29.      Representation by Counsel.

Each Party hereto acknowledges that it has been represented by counsel (or has been provided a reasonable period of time to obtain access to and advice by counsel and waived its right to do so) in connection with this Agreement, the Restructuring and the Restructuring Transactions.  Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

Section 30.      Interpretation.

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner.  Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.  When a reference is made in this Agreement to a section, clause, exhibit or schedule, such reference is to a section or clause of, or exhibit or schedule to, this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby”

and derivative or similar words refer to this Agreement as a whole, and not to any particular section or clause contained in this Agreement; and (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

Section 31.      Several, Not Joint, Claims.

Except as expressly provided for herein, the agreements, representations, warranties and obligations of the Parties to this Agreement are, in all respects, several and not joint.

Section 32.      Notices.

All notices, requests, demands, document deliveries and other communications hereunder shall be deemed given if in writing and delivered, if sent by email, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses, and email addresses (or at such other addresses or email addresses as shall be specified by like notice):

If to the Company, to:

Community Choice Financial Inc.

6785 Bobcat Way, Suite 200

Dublin, Ohio  43016

Attn: Bridgette C. Roman

Email: broman@ccfi.com

with a copy to:

Weil, Gotshal & Manges LLP

700 Louisiana Street, Suite 1700

Houston, Texas  77002

Attn: Alfredo R. Pérez and Patrick W. Thompson

Email: alfredo.perez@weil.com and patrick.thompson@weil.com

If to a Consenting Noteholder or a transferee thereof, to the addresses set forth below such Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois  60611

Attn: Richard A. Levy and James Ktsanes

Email: Richard.Levy@lw.com and James.Ktsanes@lw.com

Section 33.      Settlement Discussions.

No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party, any holder of Claims, or any other Person, and nothing in this Agreement (including the Restructuring Term Sheet and the other exhibits attached hereto), express or implied, is intended to impose, or shall be construed as imposing, upon any Party any obligations in respect of this

Agreement, the Restructuring or the Restructuring Transactions except as expressly set forth herein.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Nothing herein (including the Restructuring Term Sheet and the other exhibits attached hereto) shall be construed as or be deemed to be evidence of an admission or concession of any kind on the part of any Party of any claim, fault, liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

SCHEDULE 1

BCCI Management Company	CCF of Delaware LLC
Beneficial Lending Solutions of Utah LLC	CCF of Hawaii LLC
Buckeye Check Cashing of Arizona, Inc.	CCF of Idaho LLC
Buckeye Check Cashing of California, LLC	CCF of Illinois LLC
Buckeye Check Cashing of Florida, Inc.	CCF of Kansas LLC
Buckeye Check Cashing of Kentucky, Inc.	CCF of Louisiana LLC
Buckeye Check Cashing of Michigan, Inc.	CCF of Maine LLC
Buckeye Check Cashing of Tennessee, LLC	CCF of Minnesota LLC
Buckeye Check Cashing of Texas, LLC	CCF of Mississippi LLC
Buckeye Check Cashing of Virginia, Inc.	CCF of Missouri LLC
Buckeye Check Cashing, Inc.	CCF of Nevada LLC
Buckeye Credit Solutions, LLC	CCF of New Mexico LLC
Buckeye Lending Solutions, LLC	CCF of North Dakota LLC
Buckeye Lending Solutions of Tennessee, LLC	CCF of Oklahoma LLC
Buckeye Small Loans, LLC	CCF of South Carolina LLC
Buckeye Title Loans of California, LLC	CCF of Washington LLC
Buckeye Title Loans of Virginia, LLC	CCF of Wisconsin LLC
California Check Cashing Stores, LLC	CCF of Wyoming LLC
Cash Central of Missouri, LLC	CCFI PM Acquisitions, LLC
Cash Central of Nebraska LLC	CCFI, LLC (formerly Checksmart Financial LLC)
Cash Central of Alabama, LLC	Checksmart Financial Company
Cash Central of California, LLC	Checksmart Financial Holdings Corp.
Cash Central of Idaho, LLC	Checksmart Money Order Services, Inc.
Cash Central of Kansas, LLC	Direct Financial Solutions, LLC
Cash Central of Ohio, LLC	First Virginia Financial Services, LLC
Cash Central of South Carolina LLC	Hoosier Check Cashing of Ohio, Ltd.
Cash Central of South Dakota, LLC	Insight Capital, LLC
Cash Central of Texas LLC	Lender's Account Services LLC
Cash Central of Utah, LLC	QC Financial Services of California, Inc.
Cash Central of Virginia LLC	Reliant Software, Inc.
CCCIS, Inc.	CCFI Funding, LLC
CCCS Corporate Holdings, Inc.	CCFI Funding II, LLC
CCCS Holdings, LLC	Community Choice Financial Holdings, LLC
CCCS On-Line LLC	Community Choice Financial Issuer, LLC
CCF of Alaska LLC

EXHIBIT 1

Restructuring Term Sheet

EXHIBIT 2

Form of Joinder

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement dated as of November 1, 2018 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among Community Choice Financial Inc. and its subsidiaries party thereto, and the holders of the principal amounts outstanding of the 2019 Notes, the 2020 Notes and/or the New Secured Notes (together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (each, a “Consenting Noteholder,” and collectively, the “Consenting Noteholders”), and agrees to be bound as a Consenting Noteholder by the terms and conditions thereof binding on the Consenting Noteholders.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement, a copy of which is attached hereto as Annex I.

The undersigned hereby makes the representations and warranties of the Consenting Noteholders set forth in Section 6.1 and Section 6.2 of the Agreement to each other Party, effective as of the date hereof.

This Joinder Agreement shall be governed by the governing law set forth in the Agreement.

Date:  _________________, 2018

CONSENTING NOTEHOLDER [•]

By: [•]

Name: [•]

Title: [•]

Principal Amount of 2019 Notes: $______________ Principal Amount of 2020 Notes: $______________
Notice Address:
[•]

Fax: [•]
Attention: [•]
Email: [•]

COMMUNITY CHOICE FINANCIAL INC., ET AL

RESTRUCTURING TERM SHEET

NOVEMBER 1, 2018

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed financial restructuring of certain indebtedness of Community Choice Financial Inc., an Ohio corporation (the “Company” or “CCFI”) and certain of its direct and indirect subsidiaries.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION OR ANY STRICT FORECLOSURE TRANSACTION PURSUANT TO THE UNIFORM COMMERCIAL CODE, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.  THIS TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS. ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS AND MATERIALS.  THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE COMPANY AND THE REQUIRED CONSENTING NOTEHOLDERS, EXCEPT AS REQUIRED BY LAW, OR AS PERMITTED UNDER AN EXISTING CONFIDENTIALITY AGREEMENT WITH THE COMPANY.  THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS, AND OTHER PROVISIONS THAT MAY BE CONTAINED IN THE FULLY NEGOTIATED AND DEFINITIVE DOCUMENTATION NECESSARY TO IMPLEMENT THE RESTRUCTURING (AS DEFINED BELOW), ALL OF WHICH SHALL REMAIN SUBJECT TO FURTHER DISCUSSION AND NEGOTIATION, INCLUDING SUCH CHANGES TO THE STRUCTURE AS ARE NECESSARY OR APPROPRIATE TO ACHIEVE A TAX-EFFICIENT OUTCOME.

RESTRUCTURING SUMMARY
Overview

This Term Sheet describes the material terms of a proposed out-of-court restructuring (the “Restructuring”) that will be implemented pursuant to a Strict Foreclosure Transaction (as defined below) and related transactions as described below and in accordance with the restructuring support agreement (the “Restructuring Support Agreement”) to which this Term Sheet is appended, which has been entered into by the Company and the Required Consenting Noteholders (as defined in the Restructuring Support Agreement) (the “Required Consenting Noteholders”).

CURRENT CAPITAL STRUCTURE
2019 Senior Secured Notes

The Company’s obligations arising under or in connection with the 10.75% Senior Secured Notes due 2019 (the “2019 Notes” and the respective holders thereof, the “2019 Noteholders”) issued pursuant to that certain Indenture, dated as of April 29, 2011 (as amended, modified or supplemented from time to time, the “2019 Indenture”), by and among the Company, the subsidiary guarantors party thereto, and Computershare Trust Company, N.A., and Computershare Trust Company of Canada, together as indenture trustee, and Computershare Trust Company, N.A., as collateral agent (the “2019 Indenture Trustee”).

“2019 Notes Claims” shall mean any and all Claims[1] arising under or in connection with the 2019 Secured Notes and/or the 2019 Indenture.

2020 Senior Secured Notes

The Company’s obligations arising under or in connection with the 12.75% Senior Secured Notes due 2020 (the “2020 Notes” and the respective holders thereof, the “2020 Noteholders”) issued pursuant to that certain Indenture, dated as of July 6, 2012 (as amended, modified or supplemented from time to time, the “2020 Indenture” and, together with the 2019 Indenture, the “Existing Indentures”), by and among the Company, the subsidiary guarantors party thereto, and Computershare Trust Company, N.A., and Computershare Trust Company of Canada, together as indenture trustee, and Computershare Trust Company, N.A., as collateral agent (the “2020 Indenture Trustee,” and together with the 2019 Indenture Trustee, the “Indenture Trustees”).

“2020 Notes Claims” shall mean any and all Claims arising under or in connection with the 2020 Notes and/or the 2020 Indenture.

New Secured Notes

The obligations of CCF Issuer (as defined below) and the related guarantor arising under or in connection with the 9.00% Senior Secured Notes due 2020 (the “New Secured Notes” and the respective holders thereof, the “New Noteholders”) issued by Community Choice Financial Issuer, LLC (“CCF Issuer”), a wholly-owned indirect subsidiary of the Company, pursuant to that certain Indenture, dated as of September 6, 2018 (as amended, modified or supplemented from time to time, the “New Notes Indenture”), by and among CCF Issuer, the guarantor party thereto, and Computershare Trust Company, N.A, as indenture trustee and collateral agent (the “New Notes Indenture Trustee”), in the aggregate principal amount of $42 million, the net proceeds of which were used to provide loans to the Company pursuant to the New Revolving Credit Facility (defined below).

“New Secured Notes Claims” shall mean any and all Claims arising under or in connection with the New Secured Notes and/or the New Notes Indenture.

New Revolving Credit

The Company’s obligations arising under or in connection with the revolving credit facility consist of outstanding revolving loans (the “New Revolving Loans”) in the aggregate principal amount of $42.0 million, plus interest, fees, and other expenses, incurred pursuant to that certain Credit Agreement, dated as of September 6, 2018 (as

1         “Claims” shall mean any “claims” as defined in section 101(5) of the Bankruptcy Code against the Company and its property, whether or not asserted.

Facility

amended, amended and restated, modified, supplemented, or otherwise restated from time to time, the “New Revolving Credit Facility”), among the Company, the subsidiary guarantors party thereto, VPC Onshore Specialty Finance Fund II, L.P., VPC Offshore Unleveraged Private Debt Fund, L.P., VPC Investor Fund C, L.P., VPC Investor Fund, G-1, L.P., VPC Specialty Lending Fund (NE), Ltd., VPC Specialty Lending Investments Intermediate, L.P., and CCF Issuer, each as lenders (the “Revolver Lenders” and the Revolving Lenders other than CCF Issuer, collectively, the “VPC Revolving Lenders”), and GLAS Trust Company LLC, as administrative agent (the “Revolver Administrative Agent”).

“New Revolving Credit Facility Claims” shall mean any and all Claims arising under or in connection with the New Revolving Loans and/or the New Revolving Credit Facility.

SPV Credit Facility

CCFI Funding II LLC’s obligations arising under or in connection with the SPV credit facility consist of outstanding term loans (the “SPV Term Loans”) in the aggregate principal amount of $63.5 million (which may be increased to $65 million), plus interest, fees, and other expenses, incurred pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of April 25, 2017 (as amended, modified, supplemented, or otherwise restated from time to time, the “SPV Credit Agreement”), among CCFI Funding II, LLC, as borrower, and Ivy Funding Nine, LLC, as lender (the “SPV Lender”), as evidenced by that certain Amended and Restated Promissory Note, dated as of April 25, 2017 (as amended, modified, supplemented, or otherwise restated from time to time, the “SPV Note”).  As used herein, the term “SPV Subsidiaries” means CCFI Funding II LLC and any other special purpose entity created to support any credit agreement similar to the SPV Credit Agreement; provided that the aggregate principal amount of obligations owed under the SPV Credit Agreement and any such similar credit agreements shall not exceed [$75.0] million in the aggregate.

“SPV Credit Agreement Claims” shall mean any and all Claims arising under or in connection with the SPV Credit Agreement and/or the SPV Note.

Existing Company Equity Interests

The existing shares of common stock, par value $0.01 per share, of the Company and any options, warrants, or other rights to acquire common stock (together with the common stock, collectively, the “Existing Company Equity Interests”).

TRANSACTION OVERVIEW
Strict Foreclosure Transaction

The Restructuring shall be effected as follows promptly after the occurrence of one or more Events of Default under the 2019 and 2020 Indentures:

•The following NewCo entities shall have been formed prior to the consummation of the Strict Foreclosure Transaction:  (i) a limited liability company (“Bondholder NewCo”), which, if desired, could be classified as a C-corporation, (ii) a direct subsidiary of Bondholder NewCo, which will also be a holding company, and may be an LLC (including an LLC classified as a corporation) or a C-Corp (“Bondholder Intermediate Holdco”), and (iii) a direct subsidiary of Bondholder Intermediate Holdco, which may be a C-Corp or an LLC classified as a corporation (“Bondholder OpCo”) (the parties agreeing that they will work cooperatively with each other in performing additional tax, securities and corporate law analysis necessary to determine the most efficacious form of entities to ultimately use to effectuate the Restructuring);

•At the direction of the respective Indenture Trustees, who in turn shall be acting at the direction of the respective holders of a majority of the 2019 and 2020 Notes, and with the consent of the Revolver Administrative Agent, the Collateral Agent under, and as defined in, that certain Collateral Agreement, dated as of April 29, 2011 (the “Collateral Agreement”), among the Company, certain of its direct and indirect subsidiaries, the Revolver Administrative Agent, the Indenture Trustee under the 2019 Indenture, and ComputerShare Trust Company, N.A., as successor to U.S. Bank National Association, as Collateral Agent (together with any sub-collateral agent appointed by such collateral agent, the “Collateral Agent”), and CCFI shall enter into and consummate a strict foreclosure agreement (the “Strict Foreclosure Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which the Collateral Agent shall acquire, in full satisfaction of all 2019 and 2020 Note Claims, the transferrable right to acquire all right, title and interest in and to, all of the pledged equity interests in the first-tier subsidiaries of CCFI and all other assets of CCFI, free and clear of all liens, claims and encumbrances, (the “Specified Collateral”), and, if Required Consenting Noteholders have consented to such merger,  thereafter CCFI shall merge with and into Bondholder NewCo, or a direct or indirect subsidiary thereof, at a time to be determined;

•The Collateral Agent shall transfer its right to acquire ownership of the Specified Collateral to Bondholder OpCo;

•Bondholder OpCo shall assume responsibility, as borrower, for all of the New Revolving Credit Facility Claims of CCF Issuer (the New Revolving Credit Facility Claims so assumed, the “Assumed New Revolving Credit Facility Claims”), and Bondholder Intermediate Holdco shall guarantee the Assumed New Revolving Credit Facility Claims and each of Bondholder OpCo and Bondholder Intermediate Holdco shall grant first-priority liens on all or substantially all of their assets to secure their respective obligations under or in respect of the Assumed New Revolving Credit Facility Claims.  All of the direct and indirect subsidiaries of Bondholder Intermediate Holdco (other than the SPV Subsidiaries) shall continue to guarantee the Assumed New Revolving Credit Facility Claims, and their guarantee obligations shall continue to be secured by first-priority liens on all or substantially all of their assets.  The terms of the Assumed New Revolving Credit Facility Claims will be amended and restated consistent with the terms described herein under the caption “Amended and Restated Revolving Credit Facility.  To effectuate Bondholder OpCo’s assumption of the Assumed New Revolving Credit Facility Claims, CCFI shall transfer all of the equity interests in CCF Issuer to Bondholder OpCo, subject to the liens securing the New Revolving Credit Facility Claims.  In addition, as consideration for the consent of the applicable Revolving Lenders and the New Noteholders to the foregoing and to the

Restructuring, Bondholder NewCo shall issue the Class B Units (as defined below) to the New Noteholders;

•As consideration for acquiring the ownership of the Specified Collateral in the Strict Foreclosure Transaction, Bondholder NewCo and Bondholder OpCo, as applicable, shall deliver (via the Collateral Agent) on a ratable basis to the 2019 Noteholders and 2020 Noteholders (i) 100% percent of the common units of Bondholder NewCo (“Common Units”) issued on the Effective Date,[2] and (ii) the New PIK Notes (as defined below) in the aggregate principal amount equal to the aggregate principal amount of the 2019 and 2020 Notes Claims, plus interest accrued thereon through November 15, 2018;

The foregoing transactions shall be collectively referred to as the “Strict Foreclosure Transaction,” and the term “Restructuring” shall include the Strict Foreclosure Transaction and all other transactions contemplated in this Term Sheet.

Amendment of New Revolving Credit Facility Claims and New Secured Notes Claims

Concurrently with the consummation of the Strict Foreclosure Transaction, and as a condition precedent to obtaining the consent of the Revolver Administrative Agent to the Strict Foreclosure Transaction, and with the consent of the Bondholder Designee and the New Notes Indenture Trustee, (a) CCFI (or Bondholder OpCo, as applicable) and CCF Issuer shall (i) cause to be paid in full in cash all accrued interest, fees, costs and expenses in respect of the New Revolving Credit Facility Claims (the “New Revolver Cash Payoff Amount”), (ii) amend and restate the New Revolving Credit Facility consistent with the terms described herein under the caption “Amended and Restated Revolving Credit Facility”, and (iii) amend the New Notes Indenture consistent with the terms described herein under the caption “Amended Notes Indenture”, and (b) Bondholder NewCo shall issue ratably to the New Noteholders (excluding the VPC Revolving Lenders), a number of common units of Bondholder NewCo (the “Class B Units”) equal to 12.3% of the total number of outstanding Common Units (other than Class C Units) as of the Effective Date; provided,  however, that in the event that Bondholder NewCo shall issue after the Effective Date Common Units in consideration of the redemption of the New PIK Notes (the “Redemption Units”) or Common Units in connection with the issuance of any additional debt securities (the “Additional Financing Units”), the number of Class B Units shall be adjusted such that the aggregate number of all Class B Units continues to be equal, in the aggregate, to 12.3% of the sum of all Common Units, including Class B Units, the Redemption Units and the Additional Financing Units, but excluding Class C Units; provided, further, that all such Class B Units shall be subject to dilution from the MIP.  For avoidance of doubt, the portion of the New Revolver Cash Payoff Amount allocable to the payment of the fees, costs and expenses of the New Notes Indenture Trustee and the Bondholder Designee shall be remitted to those entities.

Amended Notes Indenture and

Amended Notes Indenture

•General.  The covenants, structure and other terms of the amended New Notes Indenture will be substantially consistent with the existing covenants, structure and terms of the New Notes Indenture; provided, however, that if the Required

2         This equity interest percentage excludes the Class B Units and Class C Units, and is subject to dilution for the equity interests issuable pursuant to the MIP (as defined below) and for the equity interests issuable in connection with the redemption of the New PIK Notes and any Additional Financing Units (as defined below).

Amended and Restated Revolving Credit Facility

Consenting Noteholders agree, the terms shall not include redemption, repayment or similar events upon a Revolver Satisfaction Event or similar event and shall be modified as appropriate to be consistent with this Term Sheet and the restructuring support agreement to which it is attached, including to address changes made to the Amended and Restated Revolving Credit Facility as contemplated hereby.

•Maturity Date.  The date that is four and one-half years after the Effective Date (rounded to the nearest 1st or 15th of a calendar month).

•Redemption.  The CCF Issuer may, at its option, redeem all or any portion of the New Secured Notes at any time and from time to time at a price (payable in cash) equal to the outstanding principal amount plus any accrued and unpaid interest to, but not including, the redemption date; provided, however, any such prepayment on or prior to the second anniversary of the Effective Date will be subject to a “make-whole” premium calculated using a discount rate equal to the applicable treasury rate plus 0.50%.[3]  Such “make whole” premium shall be due upon acceleration, including any automatic acceleration arising from a bankruptcy event.

Amended and Restated Revolving Credit Facility

•General.  The covenants, structure and terms of the amended and restated New Revolving Credit Facility shall be (a) substantially similar to the covenants, structure and terms of the New Revolving Credit Facility, except that Bondholder Opco shall be the borrower thereunder and the terms thereunder shall be revised as is necessary or appropriate to allow borrowings under the SPV Credit Facility or otherwise by SPV Subsidiaries described above to be in a principal amount of up [$75] million and otherwise consistent with this Term Sheet and the restructuring support agreement to which it is attached, and (b) otherwise amended in a manner acceptable to the Company and Revolver Lenders (acting at the direction of the holders of a majority in principal amount of the New Secured Notes) in their respective sole discretion.

•Borrower.  Bondholder Opco

•Maturity Date. The date that is four and one-half years after the Effective Date (rounded to the nearest 1st or 15th of a calendar month).

•Security.  First-priority lien on substantially all of the assets of Bondholder Intermediate Holdco, Bondholder OpCo and their direct and indirect wholly owned domestic subsidiaries (including, for the avoidance of doubt, the assets of any direct or indirect, wholly-owned, domestic subsidiaries of Bondholder Opco in existence as of the Effective Date that are designated as “unrestricted” under either the 2019 Indenture or the 2020 Indenture and the assets of any direct or indirect domestic subsidiaries of Bondholder Opco that are formed after the Effective Date, except to the extent such subsidiaries or assets are related to any SPV financing structure (collectively, the “Subsidiaries”)), excluding any stock in excess of 65% of the voting stock of any first-tier foreign subsidiary (collectively,

3         The make-whole will be calculated to provide the holders of the New Noteholders a 20% return if the bankruptcy event occurs within one year of the Effective Date.

the “New First Lien Collateral”).  The New First Lien Collateral shall include a pledge of all equity interests in Bondholder OpCo.

•Guarantors.  The amended and restated New Revolving Credit Facility will be guaranteed by Bondholder Intermediate Holdco and by Bondholder Opco’s Subsidiaries who are required to provide security as described in the preceding bullet (other than any SPV Subsidiaries).

New PIK Notes

New PIK Notes will have substantially the following terms and conditions:

•Issuer.  Bondholder NewCo[4]

•Guarantees.  None.

•Interest Rate.  10.75% per annum, payable semi-annually and payable in kind.

•Maturity.  The date that is the 5th anniversary of the Effective Date (rounded to the nearest 1st or 15th of a calendar month).

•Registration Rights.  Registration for resale of the New PIK Notes and Common Units  (including Common Units that may be issued in connection with the redemption of the New PIK Notes) to be provided for on mutually satisfactory terms (or included in the LLC Agreement or other organizational document as provided below) providing that Bondholder NewCo shall use reasonable best efforts to file a registration statement with respect to the New PIK Notes and such Common Units within 90 days following the Effective Date and to have the registration statement declared effective as soon as is practicable thereafter.  The Company also agrees to use its commercially reasonable efforts to make available financial statements for its quarterly period ended September 30, 2018 at or about the same time such information would have been filed with the SEC had the Company continued to file reports with the SEC.

•Unsecured.  The New PIK Notes shall be unsecured.

•Redemption.  Any redemption of the New PIK Notes may be optionally settled in Common Units at the election of Bondholder NewCo, on and within [•] days after a Bondholder NewCo Option Event (defined herein).  On and within [•] days after a Bondholder NewCo Option Event, Bondholder NewCo may redeem, all (and not less than all) of the then outstanding New PIK Notes, at any time, for a number of Common Units equal to, for each $1,000 principal amount of New PIK Notes so redeemed (including PIK interest that has been capitalized), the Settlement Rate.

In addition, Bondholder NewCo may redeem all or any part of the New PIK Notes, at any time and from time to time, for cash at a redemption price equal to 100% of the principal amount of the New PIK Notes then outstanding (including PIK interest that has been capitalized), plus accrued and uncapitalized interest thereon to, but not including, the applicable redemption date.

•Covenants.  The indenture for the New PIK Notes will contain limited covenants

4         If Bondholder NewCo is the issuer of the New PIK Notes, it will elect to be taxed as a corporation.

customary for unsecured holdco notes of this type as may be reasonably acceptable to Bondholder Intermediate Holdco and the Required Consenting Noteholders, which shall be limited to covenants concerning indebtedness, restricted payments, mergers, reporting, affiliated transactions  and payments for consent substantially consistent with covenants in the 2019 Indenture and the 2020 Indenture.

•Tax Reporting. The New PIK Notes shall be treated as equity of Bondholder NewCo for income tax purposes and “common stock” of Bondholder NewCo for purposes of Section 305 of the Internal Revenue Code of 1986, as amended.

•Amendments, Consents & Waivers.  The New PIK Notes shall vote or act together as a single class for purposes of all amendments, consents or waivers under the indenture for the New PIK Notes.

“Change of Control Transaction” means (whether or not a “Change of Control” as defined in the New Notes Indenture), except for a transaction occurring while the Company is in bankruptcy or another insolvency proceeding, the consummation of: (i) any recapitalization, reclassification or change of the Common Units or similar transaction concerning the equity securities of Bondholder NewCo (other than changes resulting from a subdivision stock split or stock combination) as a result of which the Common Units would be is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any equity interest exchange, consolidation or merger of Bondholder NewCo pursuant to which the Common Units will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Bondholder NewCo and its Subsidiaries, taken as a whole, to any person other than one of Bondholder NewCo’s Subsidiaries; (iv) the consummation of any transaction (including a merger or consolidation whether by operation of law or otherwise) as a result of which (a) the beneficial ownership of the equity securities of Bondholder NewCo (or of the equity interests of any entity succeeding Bondholder NewCo following the consummation of any such transaction) representing more than thirty-five percent (35.0%) of the voting power of Bondholder NewCo is vested in another person or group other than a Qualified Noteholder, or (b) the power to appoint the majority of the directors on the Board is transferred to a third party or (v) any Substantially Transformative Transaction (to be defined in a manner acceptable to the Company and Required Consenting Noteholders).  For avoidance of doubt, any redemption of the New PIK Notes in Common Units at the election of Bondholder NewCo, on and after a Bondholder NewCo Option Event (defined herein) shall not constitute or result in a Change of Control Transaction.

“Bondholder NewCo Option Event” means the earlier of (a) the date that is immediately prior to the closing or effective date of any Change of Control Transaction and (b) the date that is the fifth anniversary of the Effective Date; provided, however, that for so long as there is a Qualified Noteholder, Bondholder NewCo may not elect to optionally settle the notes in Common Units unless such election shall have been approved by at least a majority of the members of the Board then in office, which majority, prior to the fourth anniversary of the Effective Date, shall have included the Qualified Noteholder Directors (or, if only one such person shall then be a director, such director); provided, further, however, that in the event the total enterprise value of Bondholder NewCo implied by the Change of Control Transaction is less than $300 million (as certified by the chief financial officer of Bondholder NewCo), in addition to the foregoing requirements, the Change of Control Transaction, shall be approved by at least four of the five members of the Board including, but not limited to, a majority of the Independent Board Members (as defined below); provided, further, however, that it is understood that notice of such redemption may be given in advance of any such Bondholder NewCo Option Event and that in the event of a Change of Control Transaction, Bondholder NewCo shall not be required to comply with any change of control covenant or make any change of control offer if Bondholder NewCo shall have elected to exercise its right to redeem the New PIK Notes with Redemption Units following the occurrence of a Bondholder NewCo Option Event.

“Settlement Rate” means a number of Common Units determined pursuant to a formula such that the aggregate principal amount of the New PIK Notes outstanding on the Effective Date would be redeemable for a number of Common Units equal, in the aggregate, to 99% of the Common Units that are not (a) Class B Units, (b) Common Units that have been issued in connection with the MIP, (c) Class C Units, and (d) Additional Financing Units that have been issued in a Qualified Financing (as defined below), if any.  The Common Units issuable in respect of the New PIK Notes shall be subject to dilution from any other Common Units and other equity interests of Bondholder NewCo issued after the redemption date (including on account of the MIP), but shall only be diluted by Additional Financing Units if they are issued in connection with a Qualified Financing.  As used herein, a “Qualified Financing” shall mean either (i) a post-closing debt in an amount not in excess of $X [$X=$150mm less the amount of the New Secured Notes on the Effective Date] in conjunction with which Common Units or other equity interests in Bondholder NewCo equal to no more than y% [x/150 x 35%] are issued or (ii) post-closing debt or equity financing  on other terms which is approved by at least four of the five members of the Board, including, but not limited to, a majority of the Independent Board Members.  For the avoidance of doubt, no Redemption Units shall be diluted in conjunction with a post-closing debt or equity financing which does not constitute a Qualified Financing.

Notwithstanding anything contained herein to the contrary, in the event that the Company raises at least $200 million in a registered public offering of new equity capital in the form of Common Units at a price per share that values the Company’s Common Units outstanding immediately prior to such equity raise at a value of not less than 70% of the then aggregate outstanding principal amount of the New PIK Notes (including interest accrued and/or accreted thereon) the New PIK Notes would be automatically converted into Common Units at the Settlement Rate (it being understood that the Common Units to be issued in such offering shall dilute the then outstanding Common Units, Class B Units, Class C Units and Common Units issued on account of the MIP proportionately in accordance with their respective interests).

TREATMENT OF CLAIMS AND INTERESTS IN THE RESTRUCTURING
2019 Senior Secured Notes Claims and 2020 Senior Secured Notes Claims

On the Effective Date and subject to the satisfaction of the conditions to the Strict Foreclosure Transaction and the Restructuring Support Agreement, and in full satisfaction of the 2019 and 2020 Notes Claims, the 2019 and 2020 Noteholders will receive their pro rata share of the New PIK Notes and 100% percent of the Common Units of Bondholder NewCo that are issued on the Effective Date (exclusive of any Class B Units, Class C Units, and, for avoidance of doubt, Redemption Units, Additional Financing Units, and Common Units issued pursuant to the MIP).

New Revolving Credit Facility Claims

On the Effective Date and subject to the satisfaction of the conditions to the Strict Foreclosure Transaction and the Restructuring Support Agreement, the New Revolving Credit Facility shall be amended and restated consistent with the terms described herein under the caption “Amended and Restated Revolving Credit Facility”.

New Secured Notes Claims

On the Effective Date and subject to the satisfaction of the conditions to the Strict Foreclosure Transaction and the Restructuring Support Agreement, (a) CCF Issuer shall amend the New Notes Indenture consistent with the terms described herein under the caption “Amended Notes Indenture”, and (b) Bondholder NewCo shall issue the Class B Units ratably to New Noteholders.  Additionally, the Company shall pay the fees, costs and expenses of the New Notes Indenture Trustee or the Bondholder Designee to the New Notes Indenture Trustee and the Bondholder Designee, as applicable.

SPV Credit Agreement Claims

On the Effective Date and subject to the satisfaction of the conditions to the Strict Foreclosure Transaction and the Restructuring Support Agreement, the SPV Credit Agreement Claims shall continue in full force and effect on and after the Effective Date.

CCFI and Existing Company Equity Interests

On the Effective Date, the holders of Existing Company Equity Interests shall receive non-voting Common Units (“Class C Units”) entitling the holders thereof to receive [TBD]% of distributions from Bondholder NewCo after distributions or other payments made on account of the Common Units and New PIK Notes (or, if applicable, the Common Units issued to redeem the New PIK Notes) issued in connection with the Restructuring on account of the 2019 Notes Claims and 2020 Notes Claims have been made in an amount equal to what the outstanding balance of the 2019 Notes Claims and 2020 Note Claims would have been as of the applicable distribution date had the Restructuring not occurred, calculated on a par-plus accrued interest basis (with interest at a rate [TBD]).  The Class C Units shall be subject to dilution from the MIP and other Common Units and other equity interests of Bondholder NewCo that may be issued after the Effective Date.  It shall be a condition to receiving Class C Units that holders of Existing Company Equity Interests sign the LLC Agreement (as defined below) if Bondholder Newco is an LLC.

GENERAL RESTRUCTURING TERMS
Effective Date

As used herein, “Effective Date” means the date on which the Strict Foreclosure Transaction and the other transactions contemplated by the Restructuring and required to be completed concurrent therewith are consummated.

LLC Agreement of Bondholder NewCo

The LLC Agreement of Bondholder NewCo (the “LLC Agreement”) or other other organizational documents shall be in form and substance acceptable to each of the Required Consenting Noteholders to which all holders of Common Units will be deemed bound, regardless of whether such holders sign the LLC Agreement.

Governance

Commencing on the Effective Date for so long as a single holder of New PIK Notes and New Secured Notes (including all affiliates thereof or funds under common management therewith), in any capacity, continues to hold at least (i) $90 million of New PIK Notes (or an equivalent amount of Redemption Units) and (ii) $30 million of the New Secured Notes (or an equivalent amount of indebtedness refinancing or replacing such New Secured Notes) (such holder, a “Qualified Noteholder”), the board of managers of Bondholder NewCo (the “Board”) shall be composed of five managers, consisting of the CEO (who will serve as chairman), two directors with financial and/or industry expertise nominated by the Qualified Noteholder (the “Qualified Noteholder Directors”), if any, and two managers nominated by the holders of the majority of issued and outstanding Common Units then outstanding; provided, however, that at all times the New PIK Notes are outstanding, at least a majority of members of the board shall be “Independent Members” as defined in accordance with the NYSE definition (“Independent Board Members”).   At such time that there is no Qualified Noteholder, the Board shall be composed of five managers, consisting of the CEO and four other managers nominated by the holders of the majority of Common Units.

Board vacancies (other than the CEO) shall be filled by the person who has the right to nominate such manager pursuant to the immediately preceding paragraph.  Any manager may be removed, with or without cause, by the person who nominated such manage

The LLC Agreement shall provide for, among other things, the following:

•Preemptive Rights: Holders of Common Units (other than Class C Units or Common Units issued on account of the MIP) who are, at the time of any Pre-emptive Offering (defined below), “Accredited Investors” as defined in Rule 501(c) under the Securities Act, shall be afforded pre-emptive rights on a pro rata basis in respect of any Pre-emptive Offering.  “Pre-emptive Offering” means any offering or sale of Common Units or any options, warrants or other rights to acquire Common Units (collectively, “Equity Interests”), subject to customary and other exclusions, including, for the avoidance of doubt, Class B Units, Redemption Units, Equity Interests issued to directors, officers, other employees and consultants of Bondholder NewCo as approved by the Board, including but not limited to pursuant to the MIP, Equity Interests issued as stock dividends or on account of stock splits (and similar transactions), securities issued in a qualified public offering and securities issued for purposes of the acquisition of, or merger with, another entity or assets.

•Transfers:  The Common Units will be freely tradeable to the extent permitted under applicable law. Notwithstanding the foregoing, if the Required Consenting Noteholders consent, the Common Units issued as a result of the Strict Foreclosure Transaction (for avoidance of doubt, excluding the Class B Units and Class C Units) shall be stapled to the New PIK Notes.

•Amendments: Any amendments to the LLC Agreement shall be required to be approved by the Qualified Noteholder and the holders of a majority of the Common Units.

•Other provisions:

oExcept as provided herein, the Class B Units shall have substantially the same rights as the Common Units issued to the 2019 Noteholders and 2020 Noteholders in connection with the Strict Foreclosure Transaction, and shall be voting;

oSMH Capital Advisors LLC (“SMH”) will be granted Board observer rights so long as SMH holds directly through funds or accounts it advises or manages New PIK Notes in an aggregate principal amount of at least $15 million;

oTag-Along Rights: To provide for tag-along rights exercisable upon the Transfer of Common Units by any holder or group of holders of more than 35% of the Common Units; provided that holders of Class C Units and Common Units that have been issued on account of the MIP shall not have such tag-along rights;

oDrag-Along Rights: May be exercised by any holder or group of holders of more than  50% of the Common Units; holders of Class C Units shall also be subject to being dragged, including in connection with a transaction at a value that results in no distribution to holders of Class C Units;

oMiscellaneous Tag/Drag Rights: Customary minority protections to be extended to all holders of Common Units;

oInformation Rights: To be extended to any holder of at least 5% of the Common Units or the New PIK Notes, which rights shall only be in effect if Bondholder NewCo is not an SEC reporting company, and shall  be extended to bona fide prospective purchases of the Common Units or New PIK Notes;

oRegistration Rights;

oFiduciary Duties / Corporate Opportunities: LLC Agreement The members of the Board of the LLC will be subject to the same fiduciary duties as directors of a [Delaware/Ohio] corporation (with certain specified exceptions for corporate opportunities of the members and the members of the Board - other than employees and officers Bondholder NewCo and its subsidiaries) and such duty shall extend to the holders of the New PIK Notes unless and until all such Notes are redeemed for Common Units; and

oAffiliated Transactions: All debt and equity capital raises and other transactions involving a Qualified Noteholder or any other person or entity which holds more than 10% of the New PIK Notes or Common Units or an affiliate thereof shall be on terms as least as favorable to the LLC as those which can be obtained in an arm’s-length transaction with an unaffiliated  person or entity as determined by a majority of the Independent Board Members.

Releases

Upon the Effective Date, standard and customary mutual releases shall be provided by and among each of (i) the Company (including the Company’s officers, members, managers, affiliates, and shareholders), (ii) Bondholder NewCo, Bondholder Intermediate Holdco and Bondholder OpCo (including Bondholder NewCo’s, Bondholder Intermediate Holdco’s and Bondholder OpCo’s respective directors, officers, members, managers, affiliates, and shareholders), (iii) the Collateral Agent, the Revolver Administrative Agent and the other holders of New Revolving Credit Facility Claims, (iv) the New Noteholders, the New Notes Indenture Trustee and the Bondholder Designee, and (iv) the holders of the 2019 and 2020 Notes and the Indenture Trustees, (v) the Company’s equity sponsors.  As part of these releases, the Company equity sponsor shall terminate or cause to be terminated, for no consideration, all management and other agreements between or among the Company (including any direct or indirect subsidiary of Company) and the sponsor or any of its affiliates, and shall waive or cause to be waived all accrued advisory, management or other fees and any other amounts or claims against the Company (including under any contractual provisions that purportedly survive termination), except for indemnification claims of directors and officers arising under the Company’s organizational documents.

Management Incentive Plan

After the Effective Date, the Board of Bondholder NewCo will adopt a customary management incentive plan (the “MIP”), pursuant to which a number of non-voting Common Units or profit interests equal to up to 15% of the outstanding Bondholder NewCo Common Units after giving effect to these transactions shall be reserved for participants on terms to be determined by the Board, including the form and allocation of any equity awards granted pursuant to the MIP; provided, for the avoidance of doubt, that Common Units issuable in respect of the MIP shall not be subject to dilution from the MIP, or any other Common Units or other equity interests of Bondholder NewCo issued after the Effective Date, including the equity interests issuable in connection with the redemption of the New PIK Notes, if any.

Definitive Documents and Due Diligence and Principal

This Term Sheet is indicative, and any final agreement shall be subject to the execution of definitive documents, which documents shall be substantially consistent with the terms of this Term Sheet.  The definitive documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

Conditions

Without limiting the foregoing, the principal conditions to the effectiveness of the Restructuring will include, among others, (i) the execution and consummation of a number of concurrent transactions, including the Strict Foreclosure Transaction, and the other transactions described in this Term Sheet that are contemplated to be consummated concurrently with the Strict Foreclosure Transaction, (ii) the approval of the Company’s Board (and, to the extent required, the governing body of the Company’s subsidiaries), and, if required, applicable equity holder approvals, (iii) delivery of written instruments by the holders of a majority in principal amount of each of the 2019 Notes and 2020 Notes directing the Indenture Trustees to direct the Collateral Agent to enter into the Strict Foreclosure Agreement and to otherwise take such action and execute such documents as are necessary or appropriate to effect the Strict Foreclosure Transaction, and delivery of written instruments by the Indenture Trustees directing the Collateral Agent to enter into the Strict Foreclosure Agreement and to otherwise take such action and execute such documents as are necessary or appropriate to effect the Strict Foreclosure Transaction, (iv) delivery of written consent by the Revolver Administrative Agent to the Strict Foreclosure Transaction and the satisfaction of conditions precedent to the effectiveness of such consent, (v) the payment of fees and expenses as provided herein, and (vi) the assumption by Bondholder NewCo of existing employment agreements with senior management members on terms and conditions (and with such modifications) as are acceptable to the Required Consenting Noteholders.

Further Assurances

The Company and the equity sponsor shall execute such documents and take such actions as Required Consenting Noteholders may reasonably request from time to time to memorialize, effectuate or facilitate the transactions contemplated by the Restructuring.

Costs and Expenses

All reasonable, documented, out-of-pocket expenses incurred by (i) the ad hoc committee of holders of the 2019 Notes and the 2020 Notes (including the reasonable fees, charges and disbursements of Latham & Watkins LLP) and (ii) SMH (including the reasonable fees, charges and disbursements of Brown Rudnick LLP) in connection with the evaluation, negotiation and consummation of the Strict Foreclosure Transaction and the Restructuring shall be paid by the Company in cash on the Effective Date or earlier if so required pursuant to any fee/expense reimbursement letter agreement.

EXHIBIT A

STRICT FORECLOSURE AGREEMENT

NOTIFICATION OF

PROPOSAL OF STRICT FORECLOSURE IN FULL SATISFACTION OF OBLIGATIONS (AS FURTHER DESCRIBED HEREIN)

To:

The Persons Signatory Hereto

From:

[Bondholder Opco] (the “Specified Collateral Agent”)

Re:        Community Choice Financial Inc. and its subsidiaries

This Notification of Proposal of Strict Foreclosure (“Proposal of Strict Foreclosure”) in full satisfaction of the Obligations (as defined in the Indentures, as defined below) to the extent set forth herein owing by any or all of Community Choice Financial Inc. (the “Issuer”) and the Subsidiary Guarantors (as defined in the Indentures) (each of the Issuer and the Subsidiary Guarantors is referred to herein as a “Loan Party” and together as the “Loan Parties”) is delivered by the Specified Collateral Agent on behalf of the Noteholders (as defined below) and at the direction of the Collateral Agent (as defined below), who is acting (i) with the consent of GLAS Trust Company LLC, as successor revolving administrative agent (the “Revolving Administrative Agent”) under, and as defined in, that certain Revolving Credit Agreement, dated April 29, 2011, by and among the Issuer, the other persons party thereto designated as loan parties, Credit Suisse AG, as administrative agent and issuing bank thereunder, and the other parties thereto, (as amended, modified or supplemented from time to time, the “Revolving Credit Agreement”) and (ii) at the direction of the Indenture Trustee under (a) that certain Indenture, dated as of April 29, 2011 (as amended, modified or supplemented from time to time, the “2019 Indenture”), by and among the Issuer, the subsidiary guarantors party thereto, Computershare Trust Company, N.A. as successor indenture trustee, and Computershare Trust Company, N.A. as successor to U.S. Bank National Association, as collateral agent (in such capacity, the “2019 Indenture Trustee”), (b) that certain Indenture, dated as of July 6, 2012 (as amended, modified or supplemented from time to time, the “2020 Indenture” and, together with the 2019 Indenture, the “Indentures”), by and among the Issuer, the subsidiary guarantors party thereto, Computershare Trust Company, N.A as successor indenture trustee, and U.S. Bank National Association, as collateral agent (in such capacity, the “2020 Indenture Trustee,” and collectively in its capacity as 2019 Indenture Trustee, the “Indenture Trustee”) and (c) that certain Collateral Agreement, dated April 29, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”) by and among the Issuer, the other grantors party thereto, GLAS Trust Company LLC, as successor administrative agent, the Indenture Trustee, and Computershare Trust Company, N.A. as successor to U.S. Bank National Association, as collateral agent (in such capacity, “Collateral Agent”).  Capitalized terms not defined herein have the meaning ascribed to such terms in the Indentures, as applicable.

PLEASE TAKE NOTICE THAT, pursuant to (i) §§ 9-620 and 9-621 et seq. of the Uniform Commercial Code, as adopted in the State of New York, and solely to the extent applicable to the transactions contemplated hereby, as adopted in other states (the “UCC”), and (ii) the Collateral Agreement, Specified Collateral Agent proposes to accept on behalf of the Holders of notes under the Indentures (the “Noteholders”) and at the direction of the Collateral Agent, who is acting at the direction of the Indenture Trustee and with the consent of the Revolving Administrative Agent, the transferrable right to receive all of the Issuer’s right, title and interest in and to the Specified Collateral (as defined below), in full satisfaction of the Obligations under the Indentures (the “Strict Foreclosure”).  Upon the Strict Foreclosure, Specified Collateral Agent shall, on behalf of the Noteholders and at the direction of the Collateral Agent, who is acting at the direction of the Indenture Trustee and with the consent of the Revolving Administrative Agent, receive ownership of all of the Issuer’s right, title and interest in and to the Specified Collateral and thereby own and control all of the Issuer’s right, title and interest in and to the shares of the capital stock and membership interests of and all other equity interests in the Designated Subsidiaries (as defined below) and the Specified Assets (as defined below).  It is acknowledged and agreed by all parties hereto that the Strict Foreclosure and the transactions contemplated by the Strict Foreclosure shall constitute an “acceptance” of collateral in full satisfaction of the Obligations under the Indentures in accordance with and to the extent required by §§ 9-620(a)(1) and 9-620(c)(2) of the UCC.

Each Loan Party acknowledges and agrees that (i) material Events of Default have occurred and are continuing as of the date hereof and that none of the Events of Default have been cured as of the date hereof, and (ii) as a result of such Events of Default, the Indenture Trustee has duly exercised its right to accelerate the Obligations under the Indentures, and accordingly, all Obligations under the Indentures are immediately due and payable.

Specified Collateral Agent, on behalf of the Collateral Agent, acting with the consent of the Revolving Administrative Agent and on behalf and at the direction of the Indenture Trustee, acting at the direction of the Requisite Noteholders (as defined below), hereby requests that the Issuer and each other Loan Party waive any notice requirements and any right of redemption and hereby consent to the Strict Foreclosure of the Specified Collateral in full satisfaction of the Obligations under the Indentures, as set forth herein by signing below and returning a copy to the Collateral Agent at the address set forth herein.

DESCRIPTION OF THE SPECIFIED COLLATERAL:  As used herein, Specified Collateral means each item of property listed on Schedule A hereto.

FULL SATISFACTION; RESERVATION OF RIGHTS:  Effective upon the Effective Date (as defined below), Specified Collateral Agent accepts, on behalf of the Noteholders, the Specified Collateral in full satisfaction of the Obligations under the Indentures.

SEVERABILITY: Whenever possible, each provision of this Proposal of Strict Foreclosure will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Proposal of Strict Foreclosure is, for any reason, held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Proposal of Strict Foreclosure or the validity, legality or enforceability thereof in any other jurisdiction, and this Proposal of Strict Foreclosure will be construed for purposes of such jurisdiction as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.  If the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a material adverse effect on a party hereto or the Collateral Agent or any Noteholder, all parties hereto will endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

NO POSSESSION OR CONTROL OF SPECIFIED COLLATERAL.  In consummating the Strict Foreclosure contemplated herein, the Collateral Agent, the Indenture Trustee, Noteholders, the Revolving Administrative Agent and the Lenders under, and as defined in, the Revolving Credit Agreement (the “Revolving Lenders”) shall not have or be deemed to have direct possession, title or control with respect to any of the assets of the Loan Parties, except, for avoidance of doubt, the Specified Collateral Agent shall be deemed to be in possession, control and ownership of the Specified Collateral immediately upon consummation of the Strict Foreclosure contemplated herein.

EFFECTIVE DATE; CONDITIONS PRECEDENT.  The consummation of the Strict Foreclosure contemplated herein shall occur, and be deemed to have occurred, at such time that the following conditions have been satisfied:  (i) execution and delivery of this Proposal of Strict Foreclosure by Specified Collateral Agent, the Issuer and the other Loan Parties, (ii) execution and delivery of the Restructuring Agreement, of even date herewith, among the Issuer and the Requisite Noteholders, and the satisfaction of all conditions precedent to the effectiveness of the Restructuring Agreement and the simultaneous consummation of the Restructuring (as defined in the Restructuring Agreement), (iii) the delivery to the Collateral Agent of a written consent by the Revolving Administrative Agent and the satisfaction of all conditions precedent to the effectiveness of such consent (including, without limitation, the satisfaction of all Obligations (as defined in the Revolving Credit Agreement) in the manner and on the terms set forth in such written consent), (iv) execution and delivery of a letter of direction by the holders of a majority in principal amount of each of the notes under the 2019 Indenture and the 2020 Indenture (the “Requisite Noteholders”) directing the Indenture Trustee to direct the Specified Collateral Agent to enter into this Proposal of Strict Foreclosure and to otherwise take such action and execute such documents as are necessary or appropriate to effect the Strict Foreclosure, (v) execution and delivery by the Indenture Trustee directing the Collateral Agent to direct the Specified Collateral Agent to enter into this Proposal of Strict Foreclosure and to otherwise take such action and execute such documents as are necessary or appropriate to effect the Strict Foreclosure, (v) the execution and delivery by the Collateral Agent of a written instrument assigning to the Specified Collateral Agent all of the Collateral Agent’s Liens in the Specified Collateral and all of the Collateral Agent’s rights, remedies, powers, privileges, benefits, protections, indemnities and other interests with respect to the Specified Collateral under the Collateral Agreement, and directing the Specified Collateral Agent to enter into this Proposal of Strict Foreclosure and to otherwise take such action and execute such documents as are necessary or appropriate to effect the Strict Foreclosure, and (vii) the payment of all fees and expenses (including reasonable attorneys’ fees and expenses) of the Specified Collateral Agent, the Collateral Agent, the Indenture Trustee, the Revolving Administrative Agent, the Revolving Lenders, the Bondholder Designee (as defined in Revolving Credit Agreement) and the Requisite Noteholders.  The time at which all conditions precedent set forth in this paragraph have been satisfied shall be referred to as the “Effective Date.”

REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  By accepting, executing and delivering this Proposal of Strict Foreclosure, Issuer hereby represents and warrants to Specified Collateral Agent as follows: (a) Issuer consents to and accepts Specified Collateral Agent’s  acceptance of the Specified Collateral on behalf of the Noteholders and at the direction of the Collateral Agent and the Indenture Trustee in full satisfaction of the Obligations held by the Noteholders under the Indentures in accordance with and as required by §§ 9-620(a)(1) and 9-620(c)(2) of the UCC and further agrees, (b) that the Strict Foreclosure shall constitute an “acceptance” of collateral in full satisfaction of the Obligations held by the Noteholders under the Indentures in accordance with and to the extent required by §§ 9-620(a)(1) and 9-620(c)(2) of the UCC, and (c) Issuer owns of record and beneficially all of the issued and outstanding capital stock and membership interests of the Designated Subsidiaries free and clear of all liens and encumbrances other than (I) under applicable federal and state securities Laws, and (II) under (until the consummation of the Strict Foreclosure) the Indentures, Revolving Credit Agreement, Collateral Agreement and related documents, and all of such capital stock membership interests have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights.  By accepting, executing and delivering this Proposal of Strict Foreclosure, the Issuer and each other Loan Party hereby represents and warrants to Specified Collateral Agent that:

A.   Proper Acceptance: Issuer and each other Loan Party consents to and accepts Specified Collateral Agent’s acceptance of the Specified Collateral in full satisfaction of the Obligations under the Indentures in accordance with and as required by §§ 9-620(a)(1) and 9-620(c)(2) of the UCC and further agree that the Strict Foreclosure shall constitute an “acceptance” of collateral in full satisfaction of the Obligations under the Indentures in accordance with and to the extent required by §§ 9-620(a)(1) and 9-620(c)(2) of the UCC.

B.   No Other Claim or Lien Holders:

i.     None of the Issuer, any other Loan Party, or any Subsidiary thereof has received an authenticated notification of a claim of an interest in any of the Specified Collateral as contemplated under § 9-621(a)(1) of the UCC at any time on or prior to their acceptance, execution and delivery of this Proposal of Strict Foreclosure, except with respect to the Revolving Credit Agreement;

ii.    As of the Effective Date, no Person holds (i) a claim or an interest in any of the Specified Collateral as contemplated under § 9‑621(a)(1) of the UCC or (ii) a security interest in any of the Specified Collateral that is subordinate to Collateral Agent’s security interest therein as contemplated under § 9-620(a)(2)(B) of the UCC, except pursuant to the Revolving Credit Agreement;

iii.   As of ten (10) days before Issuer’s and each other Loan Party’s acceptance of this Proposal of Strict Foreclosure, no secured party or lienholder (other than Collateral Agent or, on behalf of the Revolving Administrative Agent, the Revolving Lenders, the Indenture Trustee and the Noteholders, the Specified Collateral Agent) held a security interest in or other lien on any of the Specified Collateral that was perfected by the filing of a financing statement that (a) identified any of the Specified Collateral, (b) was indexed under Issuer’s name as of such date, and (c) was filed in the office or offices in which to file a financing statement against the Issuer covering any of the Specified Collateral, in each case, as contemplated by § 9-621(a)(2) of the UCC, except pursuant to the Revolving Credit Agreement;

iv.   As of the Effective Date, there is no Person (other than Collateral Agent or, on behalf of the Revolving Administrative Agent, the Revolving Lenders, the Indenture Trustee and the Noteholders, the Specified Collateral Agent) to whom this Proposal of Strict Foreclosure was required to be sent pursuant to § 9-621(a)(2) of the UCC in connection with the Strict Foreclosure contemplated herein, except pursuant to the Revolving Credit Agreement;

v.    As of ten (10) days before the Issuer’s and each other Loan Party’s acceptance of this Proposal of Strict Foreclosure, no secured party held a security interest in any of the Specified Collateral perfected by compliance with a statute, regulation, or treaty described in § 9-311(a) of the UCC; and

vi.   As of the date hereof, there is no Person to whom this Proposal of Strict Foreclosure is or was required to be sent pursuant to § 9-621(a)(3) of the UCC.

C.   Organization:  Each Loan Party and Subsidiary thereof (i) is duly organized and validly existing under the Laws of the state of its organization, (ii) is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing or equivalent status under the Laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where any such failure to be so qualified or licensed would not result in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (iii) has all corporate or similar power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted.

D.   Due Authorization, Execution and Delivery; Enforceability:  Each Loan Party has the requisite corporate or similar power and authority to enter into, execute and deliver this Proposal of Strict

Foreclosure and to perform its obligations hereunder, and has taken all necessary corporate or similar action required for the due authorization, execution, delivery and performance by it of this Proposal of Strict Foreclosure (including the consummation of the Strict Foreclosure).  This Proposal of Strict Foreclosure has been duly and validly executed and delivered by such Loan Party and constitutes the legally valid and binding obligation of such Loan Party, enforceable against it in accordance with the terms herein, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

E.   No Conflicts; Consents:  The execution, delivery and performance of this Proposal of Strict Foreclosure (including the consummation of the Strict Foreclosure) will not (i) conflict with or result in any breach of any provision of any Loan Party’s or Subsidiary’s thereof certificate of incorporation, bylaws or any other governing document, (ii) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which any Loan Party or Subsidiary thereof is a party or by which any of the Loan Parties’ or Subsidiaries’ thereof properties or assets are bound or (iii) result in a violation of any Law applicable to any Loan Party or Subsidiary thereof, or by which any of the Loan Parties’ or Subsidiaries’ thereof properties or assets are bound or affected, except, in the cases of clauses (ii) and (iii) preceding, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  None of the execution, delivery or performance of this notice by such Loan Party (including the consummation of the Strict Foreclosure) will require any consent of, authorization by, exemption from, filing with or notice to any governmental or regulatory authority or any other Person.

F.    Capitalization:

i.     (x) Issuer owns of record and beneficially all of the issued and outstanding shares of capital stock of the Designated Subsidiaries, free and clear of all liens and encumbrances other than (I) under applicable federal and state securities Laws, and (II) under (until the consummation of the Strict Foreclosure) the Revolving Credit Agreement, Indentures, Collateral Agreement and related documents, and all of such issued and outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights.  No Loan Party or Subsidiary thereof, other than the Issuer, has issued, granted or entered into any commitment to issue or grant any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities or equity ownership interests in such Loan Party or Subsidiary thereof, and there are no agreements which may obligate any Loan Party or Subsidiary thereof, other than the Issuer, to issue, purchase, register for sale, redeem or otherwise acquire any of such Loan Party’s or Subsidiary’s thereof shares of capital stock or other equity securities or equity ownership interests.  No Loan Party or Subsidiary thereof, other than the Issuer, has granted any registration rights.

ii.   All of the issued and outstanding shares or other equity securities or equity ownership interests of the Designated Subsidiaries’ Subsidiaries, as applicable, have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights.  Each of the Designated Subsidiaries owns of record and beneficially all of the issued and outstanding shares of capital stock or other equity securities of or other equity ownership interests in each of its Subsidiaries free and clear of all liens and encumbrances other than (I) under applicable federal and state securities Laws, and (II) under (until the consummation of the Strict Foreclosure) the Revolving Credit Agreement, Indentures, Collateral Agreement and related documents.

iii.  All of the issued and outstanding shares or other equity securities or equity ownership interests of the Designated Subsidiaries’ indirect subsidiaries, as applicable, have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive rights.  Each of the Designated Subsidiaries’ Subsidiaries own of record and beneficially all of the issued and outstanding shares of capital stock or other equity securities of or other equity ownership interests in the Designated Subsidiaries’ indirect subsidiaries free and clear of all liens and encumbrances other than (I) under applicable federal and state securities Laws, and (II) under (until the consummation of the Strict Foreclosure) the Revolving Credit Agreement, Indentures, Collateral Agreement and related documents.

G.   Undisclosed Liabilities:  No Loan Party has any material liability that would have been required by United States generally accepted accounting principles to be accrued on the unaudited consolidated balance sheet of the Loan Parties as of [•] or disclosed in the footnotes thereto, except for (i) liabilities set forth on such unaudited consolidated balance sheet, (ii) liabilities which have arisen since such date in the ordinary course of business, and (iii) expenses incurred in furtherance of the transactions contemplated hereby.

H.   Title to Assets:  Except as set forth on Schedule H and any other Permitted Liens, each Loan Party and Subsidiary thereof is in possession of and owns good and marketable title, free and clear of all liens and encumbrances, to all of the properties and assets (i) reflected on the face of the unaudited consolidated balance sheet of the Loan Parties as of [•] (excluding any assets sold or consumed in the ordinary course of business), (ii) located on any of the premises of the Loan Parties or their Subsidiaries, other than cash held in trust, fixtures and equipment provided by counterparties for the purpose of delivering services to consumers, or (iii) used in the conduct of the businesses of the Loan Parties or their Subsidiaries, except in the case of clauses (ii) and (iii) foregoing, for the Leased Real Property and personal property.  Except as set forth on Schedule H, Issuer does not own or lease any material assets used in the conduct of business of the Designated Subsidiaries and their Subsidiaries.  Except as set forth in Schedule H-1, Issuer has no material assets other than the outstanding shares or the membership interests of and any other equity interests in the Designated Subsidiaries.

I.     Legal Proceedings:  Except as set forth on Schedule I, there are no material actions, claims, complaints, suits, charges, grievances, or proceedings to which any Loan Party or Subsidiary thereof is a party or to which any property of any of them is subject, and no such actions, claims, complaints, suits, charges, grievances, or proceedings are, to the Knowledge of the Loan Parties, threatened, that would result or would reasonably be expected to result in a material liability to the Loan Parties or Subsidiaries thereof.  Except as set forth on Schedule I, to the Knowledge of the Loan Parties, no investigations are threatened by any governmental or regulatory authority or threatened by others that would result or would reasonably be expected to result in a material liability to the Loan Parties or Subsidiaries thereof.

J.    Intellectual Property:

i.     Schedule J(i) sets forth a complete and correct list of all of the following owned by any of the Loan Parties and Subsidiaries thereof:  patented or registered Intellectual Property and pending patent applications and applications for registrations of other Intellectual Property.  The Loan Parties or Subsidiaries thereof, as applicable, own and possess all right, title and interest in and to all of the Intellectual Property set forth on Schedule J(i),  free and clear of all liens and encumbrances other than under (until the consummation of the Strict Foreclosure) the Indentures or as permitted by the Indentures, Collateral Agreement and related documents, and the Loan Parties and Subsidiaries thereof own and possess all right, title and interest in and to, or otherwise have the right to use pursuant to a valid and enforceable license, all other Intellectual Property that is used in, or necessary for, the operation of their respective businesses as presently conducted (collectively, “Loan Parties’ Intellectual Property”), without infringement upon or conflict with the rights of any other Person with respect thereto.  The Loan Parties have taken commercially reasonable measures to maintain, protect and enforce the Loan Parties’ Intellectual Property that is material to the business and is owned by the Loan Parties or Subsidiaries thereof.

ii.    The conduct of the businesses of the Loan Parties and Subsidiaries thereof as currently conducted, to the Knowledge of the Loan Parties, has not infringed, misappropriated or otherwise conflicted with, and does not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party, and to the Knowledge of the Loan Parties, there are no facts indicating the likelihood of any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Loan Parties or Subsidiaries thereof.  To the Knowledge of the Loan Parties, no third party has infringed, misappropriated or otherwise conflicted with any of the Loan Parties’ or Subsidiaries’ thereof Intellectual Property, and there are no facts indicating the likelihood of any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

K.   Licenses:  The Loan Parties and Subsidiaries thereof possess, and at all times since [•] have possessed, adequate licenses, certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business as now or currently proposed to be conducted by the Loan Parties in all material respects.  The Loan Parties and Subsidiaries thereof have not received any written notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit that is material to the businesses of the Loan Parties or Subsidiaries thereof, taken as a whole.

L.   Tax Matters:

i.    All material Tax Returns required to be filed by or on behalf of the Loan Parties or Subsidiaries thereof have been duly and timely filed with the appropriate governmental and regulatory authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) and each such Tax Return is, in all material respects, true, correct, accurate and prepared in accordance with applicable Law.  All material amounts of Taxes payable by or on behalf of any Loan Party or Subsidiaries thereof (whether or not shown on any Tax Return) have been fully and timely paid except to the extent (a) in respect of any period for which Tax Returns have not yet been filed and for which Taxes are not yet due and owing or (b) such Taxes are being contested in good faith by appropriate proceedings and for which an adequate reserve, in accordance with GAAP, has been established in the unaudited consolidated balance sheet of the Loan Parties and Subsidiaries thereof.  The Loan Parties and Subsidiaries thereof have timely withheld and paid to the appropriate governmental or regulatory authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party and have complied with all material applicable Tax Return filing and information reporting obligations with respect thereto.  No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes (including any applicable statute of limitation), has been executed or filed with any governmental or regulatory authority by or on behalf of any Loan Party or Subsidiary thereof for which such period (after giving effect to such extension or waiver) has not expired.

ii.   All material deficiencies asserted or assessments made as a result of any examinations by any governmental or regulatory authority of the Taxes or Tax Returns of or covering or including the Loan Parties and Subsidiaries thereof have been fully paid.  There is no audit, claim, action, suit, proceeding or investigation in progress or pending with respect to any of the Loan Parties or Subsidiaries thereof in respect of a material amount of Taxes in any jurisdiction and none of the Loan Parties or Subsidiaries thereof have been informed in writing of the commencement or anticipated commencement of any such activity.

iii.  None of the Loan Parties or Subsidiaries thereof is a party to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.

iv.  The transactions contemplated herein will not cause an adjustment to the basis of any asset of the Loan Parties or Subsidiaries thereof under Treasury Regulations Section 1.1502-36(d) (or any corresponding provision of state law).

v.   Direct Financial Solutions, LLC and Community Choice Financial Holdings LLC have been treated at all times since their formation as disregarded entities for U.S. federal, state and local income Tax purposes.

vi.  The Issuer is not a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

vii. None of the Loan Parties or Subsidiaries thereof is a party to any contract, agreement, plan or arrangement including this document, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise Tax could be imposed pursuant to Section 280G or 4999 of the Code.  Each contract, arrangement, or plan of the Loan Parties that is a “nonqualified deferred compensation plan” for purposes of Section 409A of the Code is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder.  None of the Loan Parties or Subsidiaries thereof has any obligation to indemnify or gross up any person for Tax imposed pursuant to Sections 409A or 4999 of the Code.

M.  Employees:  Except as set forth on Schedule M, no executive or key employee of any Loan Party or Subsidiary thereof has notified any Loan Party or Subsidiary thereof, as applicable, of such Person’s or group’s intent to terminate employment with any Loan Party or Subsidiary thereof (other than due to retirement or disability).  Except as set forth on Schedule M, there are no material pending or, to the Knowledge of the Loan Parties, material threatened actions, claims, complaints, suits, charges, grievances, or proceedings between any Loan Party or Subsidiary thereof, on the one hand, and any current of former employee or consultant of any Loan Party or Subsidiary thereof, as applicable, or any labor union or other collective bargaining representative, on the other hand,  that would result or would reasonably be expected to result in a material liability to the Loan Parties or Subsidiaries thereof.  No Loan Party or Subsidiary thereof has committed any unfair labor practices that would result or would reasonably be expected to result in a material liability to the Loan Parties or Subsidiaries thereof.  Except as set forth on Schedule M, no Loan Party or Subsidiary thereof is party to any collective bargaining agreement or other contract with any labor organization, no collective bargaining agreement is being negotiated by any Loan Party or Subsidiary thereof, and no Loan Party or Subsidiary thereof has any duty to recognize or to bargain with any labor organization.  To the Knowledge of the Loan Parties, no union organizing or decertification activities are underway or threatened, and no such activities have occurred since [•].  There is not pending or, to the Knowledge of the Loan Parties, threatened any work stoppage, strike, lockout or other material labor dispute and no such dispute has occurred since [•], except as set forth on Schedule M.  Except as set forth on Schedule M, the Loan Parties and Subsidiaries thereof have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, and the payment of social security and other Taxes.  Except as set forth on Schedule M, with respect to the transactions contemplated hereunder, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any collective bargaining representative have been satisfied.  Within the past two (2) years, no Loan Party or Subsidiary thereof has implemented any plant closing or layoff of employees that would require a notice under the Worker Adjustment and Retraining and Notification Act of 1988, as amended, or any similar Law.

N.   Employee Benefits:  Schedule N contains a complete and correct list of each material employee benefit plan within the meaning of Section 3(3) of ERISA (“Employee Benefit Plan”).  Each Employee Benefit Plan has been maintained, funded and administered in accordance with its terms, the requirements of any applicable collective bargaining agreement, and in compliance in all material respects with all applicable Laws including ERISA and the Code.  Except as set forth on Schedule N, no Employee Benefit Plan constitutes an unfunded, nonqualified deferred compensation plan, or provides post-employment or retiree health or life insurance benefits (other than as required by COBRA for which the covered individual pays the full cost of coverage).  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.  With respect to each Employee Benefit Plan there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA), and there is no pending or threatened litigation, action, audit, investigation, proceeding or claim (other than routine claims for benefits).  The Loan Parties, the Subsidiaries thereof, and any ERISA affiliates have complied and are in compliance with the material requirements of COBRA.  No Employee Benefit Plan is subject to Title IV of ERISA and none of the Loan Parties, the Subsidiaries thereof, or any ERISA affiliate has incurred any liability or obligation under Title IV of ERISA.

O.   Insurance:  All of the material insurance policies maintained by the Loan Parties and the Subsidiaries thereof with respect to their properties, assets, businesses, operations and employees are valid and binding and in full force and effect, and no Loan Party nor any Subsidiary thereof is in material default with respect to its obligations under any of such insurance policies.  Such insurance policies provide adequate coverage to insure the properties, businesses, operations and employees of the Loan Parties and the Subsidiaries thereof against all such risks and in such amounts as are prudent and customary and required by applicable governmental authority, Law or any contract to which the Loan Parties are party or by which their assets or properties are bound.

P.    Real Property:

i.     Schedule P(i) sets forth the address and description of each parcel of real property owned by any Loan Party or Subsidiary thereof (the “Owned Real Property”).  With respect to each Owned Real Property: (a) a Loan Party or Subsidiary thereof has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances other than under (until the consummation of the Strict Foreclosure) the Indentures, Collateral Agreement and related documents; (b) no Loan Party or Subsidiary thereof has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

ii.    Schedule P(ii) sets forth the address of each real property facility leased, subleased or otherwise occupied by a Loan Party or Subsidiary thereof (the “Leased Real Property”), and the name and address of each counterparty to each lease of Leased Real Property (the “Leases”).  Except as set forth in Schedule P(ii), with respect to each of the Leases: (a) to the knowledge of the Issuer, such Lease is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (b) the consummation of the transactions contemplated by this Proposal of Strict Foreclosure does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Strict Foreclosure; and (c) there is no material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease.

Q.   Representations and Warranties.  For avoidance of doubt, none of the Collateral Agent, Specified Collateral Agent or any of the Noteholders is making, and none shall have any liability to any Person for any breach of any of such representations and warranties made in this Proposal of Strict Foreclosure.  The Specified Collateral Agent acknowledges and agrees that in entering into this Proposal of Strict Foreclosure it is not relying on any representations or warranties by any Person, except as expressly set forth herein and in any other document entered into in connection with the Strict Foreclosure.

R.   Schedules. Any disclosure or exception to a representation or warranty listed on a schedule hereto shall be deemed to have been disclosed (i) with respect to that representation or warranty and (ii) with respect to any other representation, warranty or section of the Proposal of Strict Foreclosure to the extent that it is reasonably apparent on the face of such schedule that such disclosure is applicable to such representation, warranty or section.  Inclusion of information in the schedules shall not be deemed an admission or acknowledgment by the Loan Parties or Subsidiaries thereof, or otherwise imply, that such matter is required to be disclosed under the Proposal of Strict Foreclosure (information may be included for information purposes only) nor shall any standard of materiality be established thereby.  References in the schedules to enforceability of agreements with third parties, the existence or non-existence of third-party rights, absence of breaches or defaults by third parties or similar matters or statements are not intended to be admissions against interests, be admissible against Loan Parties or Subsidiaries thereof by any person not a party to the Proposal of Strict Foreclosure or give rise to any claim or benefit to any person not a party to the Proposal of Strict Foreclosure. The disclosure of matters in the schedules shall not be deemed or interpreted to limit or broaden any representations and warranties, obligations, covenants or agreements in the Proposal of Strict Foreclosure.

S.    Definitions.  For purposes of this Proposal of Strict Foreclosure, the following capitalized terms shall be defined as set forth below:

i.    “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, transliterations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated therewith; (c) copyrights and copyrightable work; (d) registrations and applications for any of the foregoing; (e) trade secrets, confidential information, know-how, inventions (whether patentable or not) manufacturing processes and methods, customer lists, and formulae; (f) computer software (including source code, executable code, data, databases and documentation); and (g) all other intellectual property.

ii.   “Knowledge” means, with respect to any Loan Party, the knowledge of any manager, director or officer, as applicable, of the Loan Party after due inquiry.

iii.  “Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any governmental or regulatory authority.

iv.  “Material Adverse Effect” means a change, effect, event or circumstance that is materially adverse to the assets, operations or condition of the Loan Parties, taken as a whole, but shall exclude any changes, effects, events or circumstances related to or resulting from (w) general economic, banking, currency, capital market, regulatory, political, environmental or other similar conditions (including acts of war, declared or undeclared, armed hostilities, terrorism, weather conditions, acts of God or other force majeure events), (x) general business or economic conditions affecting the industries in which the Loan Parties operate, (y) changes in United States generally accepted accounting principles applied on a consistent basis, or (z) changes in Law or other binding directives or orders issued by any governmental or regulatory authority.

v.   “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental or regulatory authority or another entity.

vi.  “Tax” and “Taxes” means any (i) federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether or not disputed, and whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, (ii) any and all liability for amounts described in (i) of any member of an affiliated, consolidated, combined or unitary group of which the Loan Parties (or any predecessor of any of the Loan Parties) is or was a member on or prior to the Effective Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all liability for amounts described in (i) of any Person imposed on any of the Loan Parties as a transferee or successor, by contract, pursuant to any law, rule or regulation, or otherwise.

vii. “Tax Return” means any federal, state, local, foreign and other applicable return, declaration, report, claim for refund, information return or statement or other document (including any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the U.S. Internal Revenue Service or any other governmental entity or taxing authority or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

NO WAIVER.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

AMENDMENTS.  Any provision herein may be amended, waived or otherwise modified if, but only if, such amendment or waiver is in writing and is signed by each of the parties hereto.

NO STRICT CONSTRUCTION.  The language used herein will be deemed to be the language jointly chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

CAPTIONS; INTERPRETATION.  The captions herein are for convenience of reference only, do not constitute part of this Proposal of Strict Foreclosure and shall not be deemed to limit or otherwise affect any of the provisions hereof.  The terms “include,” “includes” and “including” as used in this Proposal of Strict Foreclosure are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.

COUNTERPARTS.  The parties may sign any number of copies of this Proposal of Strict Foreclosure.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Proposal of Strict Foreclosure and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Proposal of Strict Foreclosure as to the parties hereto and may be used in lieu of the original Proposal of Strict Foreclosure for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

GOVERNING LAW.  THIS PROPOSAL OF STRICT FORECLOSURE AND ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS PROPOSAL OF STRICT FORECLOSURE SHALL BE

LITIGATED IN SUCH COURTS.  EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  NOTWITHSTANDING THE FOREGOING, TO THE EXTENT THE LAW OF ANOTHER STATE IS AS A MATTER OF MANDATORY APPLICATION UNDER APPLICABLE STATUTORY CHOICE OF LAW RULES DETERMINED TO BE THE GOVERNING LAW, THIS PROPOSAL OF STRICT FORECLOSURE AND ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAW OF SUCH STATE INCLUDING THE UNIFORM COMMERCIAL CODE OF SUCH STATE, AS ADOPTED.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO IT AT ITS ADDRESS SET FORTH BELOW AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED:

If to any Loan Party:

Community Choice Financial Inc.

6785 Bobcat Way

Suite 200

Dublin, Ohio 43016

Attention: General Counsel

Fax No.: (614) 798-5921

with a copy to:

Weil Gotshal & Manges LLP

700 Louisiana

Houston, Texas  77002-2784

Attention: Alfredo Perez

Fax No.: (713) 224-9511

If to the Collateral Agent:	Computershare Trust Company, N.A. 8742 Lucent Boulevard, Suite 225, Highlands Ranch, Colorado 80129 Attention: Corporate Trust Fax No.: (303) 262-0608
If to Specified Collateral Agent:	[Bondholder OpCo] [_______] [_______] [_______] with a copy to: Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 Attention: Rick Levy Fax No.: (312) 993-9767

WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS PROPOSAL OF STRICT FORECLOSURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS PROPOSAL OF STRICT FORECLOSURE MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

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signatures begin on following page]

Annex A

BCCI Management Company	CCF of South Carolina LLC
Beneficial Lending Solutions of Utah LLC	CCF of Washington LLC
Buckeye Check Cashing of Arizona, Inc.	CCF of Wisconsin LLC
Buckeye Check Cashing of California, LLC	CCF of Wyoming LLC
Buckeye Check Cashing of Florida, Inc.	CCFI PM Acquisitions, LLC
Buckeye Check Cashing of Kentucky, Inc.	CCFI, LLC (formerly Checksmart Financial LLC)
Buckeye Check Cashing of Michigan, Inc.	Checksmart Financial Company
Buckeye Check Cashing of Tennessee, LLC	Checksmart Financial Holdings Corp.
Buckeye Check Cashing of Texas, LLC	Checksmart Money Order Services, Inc.
Buckeye Check Cashing of Virginia, Inc.	Direct Financial Solutions, LLC
Buckeye Check Cashing, Inc.	First Virginia Financial Services, LLC
Buckeye Credit Solutions, LLC	Hoosier Check Cashing of Ohio, Ltd.
Buckeye Lending Solutions, LLC	Insight Capital, LLC
Buckeye Lending Solutions of Tennessee, LLC	Lender's Account Services LLC
Buckeye Small Loans, LLC	QC Financial Services of California, Inc.
Buckeye Title Loans of California, LLC	Reliant Software, Inc.
Buckeye Title Loans of Virginia, LLC
California Check Cashing Stores, LLC
Cash Central of Missouri, LLC
Cash Central of Nebraska LLC
Cash Central of Alabama, LLC
Cash Central of California, LLC
Cash Central of Idaho, LLC
Cash Central of Kansas, LLC
Cash Central of Ohio, LLC
Cash Central of South Carolina LLC
Cash Central of South Dakota, LLC
Cash Central of Texas LLC
Cash Central of Utah, LLC
Cash Central of Virginia LLC
CCCIS, Inc.
CCCS Corporate Holdings, Inc.
CCCS Holdings, LLC
CCCS On-Line LLC
CCF of Alaska LLC
CCF of Delaware LLC
CCF of Hawaii LLC
CCF of Idaho LLC
CCF of Illinois LLC
CCF of Kansas LLC
CCF of Louisiana LLC
CCF of Maine LLC
CCF of Minnesota LLC
CCF of Mississippi LLC
CCF of Missouri LLC
CCF of Nevada LLC
CCF of New Mexico LLC
CCF of North Dakota LLC
CCF of Oklahoma LLC

Schedule A

Collateral

All right, title and interest in and to, (i) all of the pledged equity interests of CheckSmart Financial Holdings Corp., CCCS Corporate Holdings, Inc., Reliant Software, Inc., Direct Financial Solutions, LLC, and Community Choice Financial Holdings LLC (collectively, the “Designated Subsidiaries”), and (ii) all other assets of Community Choice Financial Inc. (the “Specified Assets”), in each case, free and clear of all liens, claims and encumbrances.